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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

United Online, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2011

TO OUR STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of United Online, Inc. will be held on June 2, 2011, at 10:30 a.m. Pacific time at the Hilton Woodland Hills, 6360 Canoga Avenue, Woodland Hills, California 91367, for the following purposes:

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  to elect three directors to serve on our Board of Directors for a term of office to expire at the third annual stockholders' meeting following their election, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

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  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

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  to approve an advisory resolution regarding the compensation of our named executive officers;

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  to approve an advisory vote regarding the frequency at which advisory stockholder votes on the compensation of our named executive officers should be conducted; and

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  to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        Please refer to the attached proxy statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

        Only stockholders of record at the close of business on April 8, 2011, the record date, are entitled to notice of and to vote at the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the meeting and at our executive offices located at 21301 Burbank Boulevard, Woodland Hills, California 91367.

        Under the Securities and Exchange Commission rules, we are providing our stockholders with access to our proxy materials on the Internet in lieu of mailing printed copies. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email until you elect otherwise. If you have previously elected to receive paper copies of our proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

        All stockholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend, please vote as soon as possible.

Sincerely,

Mark R. Goldston Chairman, President and Chief Executive Officer

Woodland Hills, California
April 15, 2011

United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California 91367

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2011

General

        This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on Thursday, June 2, 2011 at 10:30 a.m. Pacific time at the Hilton Woodland Hills, 6360 Canoga Avenue, Woodland Hills, California 91367, for the purposes of:

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  electing three directors to serve on our Board of Directors for a term of office to expire at the third annual stockholders' meeting following their election, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

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  ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

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  approving an advisory resolution regarding the compensation of our named executive officers;

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  approving an advisory vote regarding the frequency at which advisory stockholder votes on the compensation of our named executive officers should be conducted; and

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  transacting such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Internet Availability of Proxy Materials

        Under the Securities and Exchange Commission (the "SEC") rules, we are providing our stockholders with access to our proxy materials, which include this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, on the Internet in lieu of mailing printed copies. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email until you elect otherwise. If you have previously elected to receive paper copies of our proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

        Instead of printed copies of our proxy materials (unless you have previously requested electronic or paper delivery), you will receive, in the mail, a "Notice Regarding the Availability of Proxy Materials" (the "Notice"). The Notice is different than the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. We will begin mailing the Notice to stockholders on or about April 18, 2011, and the proxy materials will be first made available on the Internet on or about April 18, 2011. Thereafter, we will also begin distributing proxy materials electronically to stockholders who have previously elected to receive these materials via email and mailing printed copies of our proxy materials to stockholders who have previously elected to receive these materials in paper format.

        The Notice will contain instructions on how to access and review our proxy materials and vote online. The Notice also will contain instructions on how you can request a printed copy of our proxy materials, including a proxy card if you are a record holder or a voting instruction form if you are a beneficial owner. By following the instructions in the Notice, you may request to receive, at no cost, a printed or electronic copy of our proxy materials for the annual meeting and indicate such delivery preference for future proxy solicitations. If you request a printed or electronic copy of the proxy materials by Internet or telephone, you will be able to select whether you want this delivery method for future proxy solicitations. If you make such request by email and would like this delivery method for future proxy solicitations, you must specifically state in your email that such delivery preference should remain in effect for future proxy solicitations. Your request to receive future materials in paper or via email will remain in effect for future proxy solicitations until you terminate it. A copy of our proxy materials is available, free of charge, on our corporate website (www.unitedonline.com) under "Investor Relations." By referring to our website, we do not incorporate the website or any portion of the website by reference into this proxy statement.

        We follow a procedure called "householding," which the SEC has approved. Under this procedure, we may deliver a single copy of the Notice to stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. All stockholders have the ability to access the proxy materials on the website referred to in the Notice. If you would like to receive a separate copy of the Notice (or, if you requested a printed copy of the proxy materials, an additional printed copy of the proxy materials), please submit your request to: United Online, Inc., c/o Investor Relations, 21301 Burbank Boulevard, Woodland Hills, California 91367, telephone: 1 (818) 287-3000. Similarly, if you share an address with another stockholder and received multiple copies of the Notice, you may write or call us at the above address and telephone number to make arrangements to receive a single copy of the Notice at the shared address in the future.

        If your shares are registered differently or are held in more than one account at a brokerage firm, bank, broker-dealer, or other similar organization, you may receive more than one Notice. Please follow the instructions printed on each Notice that you receive and vote the shares represented by each Notice to ensure that all of your shares are voted. If you requested to receive a printed copy of the proxy materials, please follow the voting instructions on the proxy cards or voting instruction forms, as applicable, and vote all proxy cards or voting instruction forms, as applicable, to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. If you are a registered holder, you can accomplish this by contacting our transfer agent, Computershare Trust Company, N.A., at 1 (800) 962-4284 or in writing at Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, you can accomplish this by contacting the brokerage firm, bank, broker-dealer, or other similar organization.

Voting; Quorum

        Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Common stockholders of record at the close of business on April 8, 2011, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date, 88,121,155 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on April 8, 2011 will constitute a quorum.

        All votes will be tabulated by the Inspector of Elections appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares held of record by, among others, brokerage firms or financial institutions but not voted due to the failure of the beneficial owners of those shares to provide voting instructions in cases in which such brokerage firms or financial institutions do not have discretion to vote on the proposal without such instructions. See "Voting Procedure—Beneficial Owners of Shares Held in Street Name" below. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved, if that proposal involves a non-routine matter. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 is a routine matter. Non-routine matters are the election of the three directors to serve on our Board of Directors, the advisory vote regarding the compensation of our named executive officers and the advisory vote regarding the frequency of the stockholder vote regarding the compensation of our named executive officers.

        The election of directors will be by plurality vote, and the nominees receiving the highest number of affirmative votes will be elected. Votes marked "withheld" and broker non-votes will not affect the outcome of the election, although they will be counted as present for purposes of determining whether there is a quorum. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the outstanding shares of common stock represented in person or by proxy at the annual meeting and entitled to vote. Abstentions with respect to this proposal will count as votes against this proposal. Approval of the advisory resolution regarding the compensation of our named executive officers requires the approval of the affirmative vote of a majority of the outstanding shares of common stock represented in person or by proxy at the annual meeting and entitled to vote. Abstentions will count as negative votes, and broker non-votes will not be taken into account.

        With respect to the proposal to approve an advisory vote regarding the frequency for conducting the advisory stockholder vote on executive compensation, a particular frequency will be deemed to have been approved by a majority of the stockholders if that frequency receives the affirmative vote of a majority of the outstanding shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote. Abstentions with respect to this proposal will count as negative votes, and broker non-votes will not be taken into account. However, whether or not a particular frequency receives majority approval in accordance with the foregoing standards, the Board of Directors will have complete discretion to determine the actual frequency at which the required advisory stockholder vote on executive officer compensation will be conducted, since the stockholder vote on such frequency is only an advisory vote and is non-binding.

Voting Procedure

        Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record and you received the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. You can vote in person at the annual meeting or by proxy. The Notice is not a ballot. You cannot use it to vote your shares. If you mark your vote on the Notice and send it back to us, your vote will not count. There are three ways stockholders of record can vote by proxy: (1) by telephone (by requesting a printed copy of the proxy materials and following the instructions on the proxy card, or by following the instructions on the Internet); (2) by Internet (by following the instructions provided in the Notice); or (3) by requesting (via telephone, Internet or email) a printed copy of the proxy materials, and then completing and returning the proxy card enclosed in such materials prior to the annual meeting or submitting a signed proxy card at the annual meeting. Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal One (unless the authority to vote for the election of such directors is withheld), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in

Proposal Two, FOR the approval of the advisory resolution regarding the compensation of our named executive officers as described in Proposal Three and FOR every year as the frequency of the advisory vote regarding the compensation of our named executive officers as described in Proposal Four.

        Beneficial Owners of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and such organization forwarded to you the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. The Notice is not a ballot. You cannot use it to vote your shares. If you mark your vote on the Notice and send it back to such organization, your vote will not count. There are two ways beneficial owners of shares held in street name can vote by proxy: (1) by requesting a printed copy of the proxy materials and following the instructions on the voting instruction form or (2) by Internet by following the instructions provided in the Notice. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." A broker non-vote will have the effects described under "Voting; Quorum."

        Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy or your authenticated Internet or telephone proxy, will give authority to each of Charles B. Ammann and Scott H. Ray to vote on such matters at his discretion.

YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

        You may revoke your proxy at any time before it is actually voted at the annual meeting by:

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  delivering written notice of revocation to our Corporate Secretary at 21301 Burbank Boulevard, Woodland Hills, California 91367;

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  submitting a later dated proxy; or

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  attending the annual meeting and voting in person.

        Your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the annual meeting by executing a form of proxy designating that person to act on your behalf.

        Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Solicitation

        This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to these individuals for any such services. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a maximum fee of $12,500, plus reasonable out-of-pocket expenses.

Stockholder Proposals for 2012 Annual Meeting

        Stockholder proposals that are intended to be presented at our 2012 annual meeting of stockholders and included in our proxy statement relating to the 2012 annual meeting must be received by us no later than December 20, 2011, which is 120 calendar days before the anniversary of the date on which this proxy statement is first distributed to the stockholders. If the date of the 2012 annual meeting is moved more than 30 days prior to, or more than 30 days after, June 2, 2012, the deadline for inclusion of proposals in our proxy statement for the 2012 annual meeting instead will be a reasonable time before we begin to print and mail our proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2012 annual meeting.

        If a stockholder wishes to present a proposal at our 2012 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to the 2012 annual meeting, the stockholder must give advance notice to us prior to the deadline (the "Bylaw Deadline") for the annual meeting determined in accordance with our amended and restated bylaws ("bylaws"). Under our bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 5, 2012, and no earlier than February 4, 2012, which dates are 90 days and 120 days, respectively, prior to the anniversary of the date of this year's annual meeting.

        However, if we determine to change the date of the 2012 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, June 2, 2012, stockholder proposals intended for presentation at the 2012 annual meeting but not intended to be included in our proxy statement relating to the 2012 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the day on which such notice of the date of the 2012 annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs (the "Alternate Date"). If a stockholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2012 annual meeting. All stockholder proposals must be in the form required by our bylaws.

        If a stockholder complies with such procedures and submits the proposal before the Bylaw Deadline (or the Alternate Date, if applicable), then the holders of proxies solicited by our Board of Directors for the annual meeting of stockholders at which that proposal is submitted will not have discretionary voting power with respect to that proposal and cannot vote those proxies in the absence of specific voting instructions from the persons who gave those proxies. For information and procedures regarding a stockholder's ability to nominate directors at an annual meeting or recommend to the Nominating and Corporate Governance Committee candidates for nomination as a director at an annual meeting, see "Stockholder Recommendations for Nominations to the Board of Directors" and "Director Nominees—Stockholder Nominations of Directors," which appear elsewhere in this proxy statement.

        We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's annual meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting or any adjournment or postponement thereof.

 MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes with staggered terms, which will usually be approximately three years in length. Our bylaws provide that each director, once elected, holds office for a term to expire at the third annual meeting of stockholders following his or her election until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

        The class whose term expires at this annual meeting has three directors, Mark R. Goldston, Howard G. Phanstiel and Dr. Carol A. Scott, who are all nominated for re-election. Each of the directors elected at this annual meeting will hold office for a term to expire at the third annual meeting of stockholders following his or her election until his or her successor is duly elected and qualified or until such person's earlier resignation or removal. If all three nominees are elected, our Board of Directors will consist of seven individuals.

        The nominees named below have agreed to serve if elected, and we have no reason to believe that they will be unavailable to serve. If, however, the nominees named below are unable to serve or decline to serve at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board of Directors. Unless a stockholder specifies otherwise, a returned, signed proxy will be voted FOR the election of each of the nominees listed below.

        On September 25, 2001, NetZero, Inc. ("NetZero") and Juno Online Services, Inc. ("Juno") merged (the "Merger") into two wholly-owned subsidiaries of United Online, Inc. ("United Online") and each of the directors of NetZero became a director of United Online pursuant to the terms of the Merger. James T. Armstrong, Dennis Holt, Robert Berglass and Mark R. Goldston were directors of NetZero prior to the Merger.

        The following table sets forth information with respect to the persons nominated for re-election at the annual meeting:

Name	Age	Director Since	Positions
Mark R. Goldston	56	2001	Chairman, President, Chief Executive Officer; Director; Sole Member of Secondary Compensation Committee
Howard G. Phanstiel	62	2008	Director; Audit Committee Chair
Carol A. Scott	61	2003	Director; Member of Audit and Nominating and Corporate Governance Committees

        Mark R. Goldston has served as our Chairman, Chief Executive Officer and a director since the Merger. Prior to May 2006 and since June 2007, Mr. Goldston served as our Chairman, President, Chief Executive Officer and a director. Between May 2006 and May 2007, he served as our Chairman, Chief Executive Officer and a director. He served as NetZero's Chairman and Chief Executive Officer and one of its directors from March 1999 until the Merger. Prior to joining NetZero, Mr. Goldston served as Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm, from December 1997 to March 1999. From April 1996 to December 1997, he served as President, Chief Executive Officer and a director of Einstein/Noah Bagel Corp. after founding and serving his initial term with The Goldston Group from June 1994 to April 1996. Mr. Goldston also served as President and Chief Operating Officer of L.A. Gear from September 1991 to June 1994 and as a principal of Odyssey Partners, L.P., a private equity firm, from September 1989 to September 1991. Before joining Odyssey Partners, Mr. Goldston held various executive positions including Chief Marketing Officer of Reebok, President of Faberge USA, Inc. and Vice President of Marketing Worldwide for fragrance and skincare at Revlon, Inc. Mr. Goldston is the author of a business book entitled, The Turnaround Prescription, which was published in 1992, and is the named inventor on 13 separate U.S. patents on products such as inflatable pump athletic shoes, lighted footwear, and a method for delivering electronic content over the Internet. Mr. Goldston received his B.S.B.A. in Marketing and Finance from Ohio State University and his M.B.A. (M.M.) from the J.L. Kellogg School at Northwestern University. He serves on the Dean's Advisory Board of the J.L. Kellogg School at Northwestern University, the Dean's Advisory Board of the Ohio State University Fisher School of Business and the Cedars-Sinai Hospital Board of Governors in Los Angeles, California. From his long and decorated career at several large, consumer-focused companies across a wide variety of industries, Mr. Goldston brings to our Board of Directors significant leadership, organizational and operational management skills combined with a wealth of experience in global, consumer-oriented businesses vital to a public company in the consumer products space. In addition, having served as Chairman, President and Chief Executive Officer at NetZero since 1999 and then United Online since 2001, Mr. Goldston possesses a breadth of knowledge regarding the company's business.

        Howard G. Phanstiel has served as one of our directors since October 2008, and was a member of the board of directors of Classmates Media Corporation ("CMC") from September 2007 to January 2010. He has been a managing member of Phanstiel Enterprises LLC, a private consulting and investment firm, since April 2007. From January 2006 to April 2007, Mr. Phanstiel was an Executive Vice President of UnitedHealth Group Incorporated. From October 2000 to December 2005, Mr. Phanstiel was the Chief Executive Officer of PacifiCare Health Systems, Inc. and from 2002 to 2004 he was also its Chairman. Mr. Phanstiel earned a B.A. in Political Science from Syracuse University and a Masters in Public Administration from the Maxwell School of Citizenship and Public Affairs of Syracuse University. Having served as Chairman and Chief Executive Officer at one of the nation's largest health care companies, Mr. Phanstiel brings to our Board of Directors a wealth of knowledge of organizational and operational management, board and management leadership experience and financial acumen essential to a public company.

        Carol A. Scott, Ph.D., has served as one of our directors since April 2003, and was a member of the board of directors of CMC from September 2007 to January 2010. Dr. Scott is a professor of marketing at the UCLA Anderson Graduate School of Management where she served as the Associate Dean for Academic Affairs and as the Chairman of the faculty from 1986 through 1994 as well as the faculty director of the school's Executive Program from 2005 to 2009. She was a visiting professor at the Harvard Business School in 1985, and was on the faculty at Ohio State University for three years prior to joining UCLA in 1977. Dr. Scott's research on customer decision-making and marketing strategy has been published in major academic journals, and she has served on the editorial boards of the Journal of Marketing, the Journal of Marketing Research and the Journal of Consumer Research. She received her B.S. (business and history) from the University of Texas at Austin, and her M.S. (management) and Ph.D. (marketing) from Northwestern University. In 2008, she co-founded Crossfield Associates, Inc., a litigation consulting company that provides expert services on matters of intellectual property to law firms and corporate clients. Also in 2008, she co-founded Nellie Analytics, Inc., a marketing and graphics services company. She serves as Chief Executive Officer of Nellie Analytics and co-Chief Executive Officer of Crossfield Associates. From her long and decorated career in academia and academic administration at some of the nation's most prestigious universities, in addition to her experience in consulting to major corporations, Dr. Scott brings to our Board of Directors a unique point of view regarding consumer marketing and organizational management that is vital to a marketing-driven company. In addition, having served as a director of United Online since 2003, Dr. Scott possesses a breadth of knowledge regarding the company's business.

Continuing Directors

        Our other directors are as follows:

Name	Age	Director Since	Positions
James T. Armstrong	45	2001	Director; Member of Audit Committee
Robert Berglass	73	2001	Lead Independent Director; Compensation Committee Chair
Kenneth L. Coleman	68	2001	Director; Nominating and Corporate Governance Committee Chair; Member of Audit and Compensation Committees
Dennis Holt	74	2001	Director; Member of Compensation and Nominating and Corporate Governance Committees

        The terms for Messrs. Armstrong and Holt will expire at the next annual meeting of stockholders and the terms for Messrs. Berglass and Coleman will expire at the next annual meeting of stockholders thereafter.

        James T. Armstrong has served as one of our directors since the Merger and was a director of NetZero from 1998 until the Merger. Mr. Armstrong has been a Managing Director with Clearstone Venture Partners (formerly idealab! Capital Partners) since August 1998. From May 1995 to August 1998, Mr. Armstrong was an associate with Austin Ventures. From September 1989 to March 1992, Mr. Armstrong was a senior auditor with Ernst & Young. Mr. Armstrong serves on the board of directors of several private companies. Mr. Armstrong received his B.A. in Economics from the University of California at Los Angeles and his M.B.A. from the University of Texas. Serving as a Managing Director of a venture capital fund focused on growing technology companies in a variety of markets, Mr. Armstrong brings to our Board of Directors well-developed business and financial acumen critical to the company, the success of which has been dependent on growing organically as well as through acquisitions. In addition, having served as a director of NetZero since 1998 and then United Online since 2001, Mr. Armstrong possesses a breadth of knowledge regarding the company's business.

        Robert Berglass has served as one of our directors since the Merger, and was a member of the board of directors of CMC, a wholly-owned subsidiary of the company, from September 2007 to January 2010. Mr. Berglass was a director of NetZero from November 2000 until the Merger. Mr. Berglass has been our Lead Independent Director since February 2006. Since January 2002, Mr. Berglass has been the Chairman of DAVEXLABS LLC. From 1998 until April 2001, Mr. Berglass was the Chairman, Chief Executive Officer and President of Schwarzkopf & DEP, Inc. (formerly DEP Corporation), a division of Henkel KGAA. Mr. Berglass had held those positions following Henkel KGAA's acquisition of DEP Corporation in 1998. From 1969 to 1998, Mr. Berglass was the Chairman, Chief Executive Officer and President of DEP Corporation. Before joining DEP Corporation, Mr. Berglass held various positions at Faberge, Inc., including Corporate Executive Vice President. Having served as Chairman, Chief Executive Officer and President of a large, global personal care products company with some of the world's most recognized brands, Mr. Berglass presents valuable insight into organizational and operational management issues crucial to a public company as well as valuable insight on various aspects of consumer marketing. In addition, having served as a director of NetZero since 2000 and then United Online since 2001, Mr. Berglass possesses a breadth of knowledge regarding the company's business.

        Kenneth L. Coleman has served as one of our directors since September 2001, and was a member of the board of directors of CMC from September 2007 to January 2010. Since February 2006, Mr. Coleman has been the Chairman of Accelrys (formerly Pharmacopeia Inc.). In May 2002, Mr. Coleman founded ITM Software and served as its Chairman and Chief Executive Officer until January 2006. In May 2001, Mr. Coleman founded Coleman Consulting and consulted on various strategic matters for several companies through May 2002. From 1987 through May 2001, he held various positions, including Executive Vice President of Global Sales, Service and Marketing, with Silicon Graphics, Inc. Mr. Coleman serves on the board of directors of MIPS Technologies, Inc., City National Bank and Accelrys. Mr. Coleman received his B.S. and M.B.A. from Ohio State University. From his long and decorated career in the software and technology fields, Mr. Coleman brings to our Board of Directors a unique perspective on the intersection of technology and marketing which is critical to a company competing for the sale of online products and services. In addition, having served as a director of United Online since 2001, Mr. Coleman possesses a breadth of knowledge regarding the company's business.

        Dennis Holt has served as one of our directors since the Merger and was a director of NetZero from January 2001 until the Merger. Mr. Holt founded US International Media LLC, and has been its Chairman and Chief Executive Officer since March 2004. Mr. Holt also serves as Chairman and Chief Executive Officer of Patriot Communications LLC, a telecommunications service bureau, which he created in 1990 as a subsidiary of Western International Media. Mr. Holt founded Western International Media, a media buying service, in 1970 and was the Chairman and Chief Executive Officer from 1970 through January 2002. Mr. Holt also serves on the board of directors of Westwood One, Inc. and several private and philanthropic companies. Mr. Holt received his B.A. in Administration from the University of Southern California. Having served as Chairman and Chief Executive Officer of several companies focused on advertising media. In addition, having served as a director of NetZero and then United Online since 2001, Mr. Holt possesses a breadth of knowledge regarding the company's business.

Corporate Governance Principles

        We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace. In February 2011, our Board of Directors accelerated the termination of our stockholder rights plan as of February 28, 2011. In addition, as discussed in more detail below, our Board of Directors amended our Corporate Governance Guidelines in February 2011 to expand the responsibilities of our Lead Independent Director. As discussed in more detail in the "Compensation Discussion and Analysis" section, which appears elsewhere in this proxy statement, in 2010, we also changed our form of executive employment agreement to eliminate certain features to conform to pay practices generally recommended by certain proxy advisory firms. In addition, the 2010 Incentive Compensation Plan, which was adopted by the Board of Directors and approved by our stockholders at the 2010 annual meeting, does not permit option repricing or option cash-out programs without stockholder approval.

        Our Corporate Governance Guidelines, Code of Ethics and the charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on our corporate website (www.unitedonline.com) under "Investor Relations." Please note, however, that information contained on the website is not incorporated by reference in this proxy statement or considered to be a part of this document. A copy of our Corporate Governance Guidelines, Code of Ethics and the Committee charters may also be obtained upon request to our Investor Relations department.

Code of Ethics

        Our Code of Ethics applies to all of our directors and officers, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethics constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and is our "code of conduct" within the meaning of the Nasdaq Marketplace Rules applicable to companies whose stock is listed for trading on the NASDAQ Global Select Market.

Stockholder Communications with Directors

        The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o Corporate Secretary" at 21301 Burbank Boulevard, Woodland Hills, California 91367.

        All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any individual, group or committee of directors, the General Counsel's office will make sufficient copies of the contents to send to the director or to each director who is a member of the group or committee to which the envelope is addressed.

Board Independence

        Seven individuals sit on our Board of Directors, the following six of whom are "independent directors" as that term is defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules: Messrs. Armstrong, Berglass, Coleman, Holt and Phanstiel and Dr. Scott. Our Board of Directors held thirteen meetings during 2010. Our Board of Directors currently has an Audit Committee, a Compensation Committee, a Secondary Compensation Committee, and a Nominating and Corporate Governance Committee.

Board Leadership Structure and Role in Risk Oversight

        The Board of Directors understands that board structures vary greatly among U.S. public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chairman and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, the Board believes that to be effective, the governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

        The Board of Directors has determined that combining the Chairman and Chief Executive Officer positions is the appropriate leadership structure for the company at this time and provides effective oversight of management and strong leadership of the independent directors. The Board believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy. The Board believes this leadership structure is particularly appropriate for the company at this time given Mr. Goldston's continuity of service with the company since joining NetZero in 1999 and the many changes the company has undergone as a result of its strategy to grow and diversify through acquisitions. As the individual with primary responsibility for managing the company's day-to-day operations, Mr. Goldston is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of the Board and the applicable committees.

        In 2006, the Board designated a Lead Independent Director, Mr. Berglass. In February 2011, the Board amended the Corporate Governance Guidelines to increase the scope of the Lead Independent Director's responsibilities, which now include the following: (i) presiding at all meetings of the Board at which the Chairman of the Board is not present; (ii) presiding at executive sessions of the Board;

(iii) serving as liaison between the Chairman of the Board and the independent directors; (iv) communicating to the Chairman of the Board such matters arising out of the executive sessions as the directors may desire to be so communicated; (v) approving Board meeting agendas, information sent to the Board, and Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) meeting with stockholders in certain circumstances as may be deemed appropriate by the Board; (vii) if requested by major stockholders, ensuring that he or she is available for consultation and direct communication; and (viii) undertaking such further duties as may be determined by the Board. In addition, the Lead Independent Director has the authority to call meetings of the independent directors. The Board believes that the Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. The Board of Directors furthermore believes that this structure is in the best interest of the company as it allows for a balance of power between the Chief Executive Officer and the independent directors and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas, and are able to provide objective and thoughtful oversight of management. Nevertheless, the Board believes that "one-size" does not fit all, and the decision of whether to combine or separate the positions of Chairman and Chief Executive Officer will vary from company to company and depend upon a company's particular circumstances at a given point in time. Accordingly, the Board will continue to consider from time to time whether the Chairman and Chief Executive Officer positions should be combined based on what the Board believes is best for the company and its stockholders.

        The Board of Directors is primarily responsible for assessing risks associated with the company's business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the company's policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, regulatory compliance, insurance programs and other matters. Under the direction of the Audit Committee, the company's internal audit department assists the company in the evaluation and improvement of the effectiveness of risk management. In addition, under the direction of the Board and certain of its committees, the company's legal department assists in the oversight of corporate compliance activities. As discussed under "Risk Assessment of Compensation Programs" section, which appears elsewhere in this proxy statement, the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

Board Committees and Meetings

        During 2010, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Members of the Board of Directors and its committees also consulted informally with management from time to time and acted at various times during 2010 by written consent without a meeting. Additionally, non-management Board members met in executive sessions without the presence of management periodically, at least once each quarter, during 2010. We do not have a policy regarding director attendance at our annual meetings. Five of our directors attended our annual meeting held in 2010.

        Audit Committee.    The Audit Committee consists of four directors, Messrs. Armstrong, Coleman and Phanstiel and Dr. Scott. The Audit Committee oversees our accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee is responsible for the appointment, compensation, retention, oversight and termination of our independent registered public accounting firm, including evaluating its independence and reviewing its performance. In addition, the Audit Committee is responsible for reviewing and discussing the annual audit plan with our independent registered public accounting firm, reviewing our annual consolidated financial statements, our interim consolidated financial statements, our internal controls over financial reporting, and our accounting practices and policies. Furthermore, the Audit Committee oversees our internal audit function, reviews and approves the annual internal audit plan, reviews with management our risk assessment and risk management policies and procedures, reviews and approves or disapproves any proposed transactions required to be disclosed by Item 404 of Regulation S-K, and reviews legal and regulatory matters. The Audit Committee also reviews the results of the year-end audit with the independent registered public accounting firm and recommends to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Additionally, it prepares the Audit Committee Report to be included in the annual proxy statement. The Audit Committee also performs other functions or duties, within the scope of its responsibilities, as deemed appropriate by the Audit Committee or our Board of Directors. The Audit Committee held nine meetings during 2010. The Audit Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually by the Audit Committee and revised as appropriate. Our Board of Directors has determined that all members of the Audit Committee are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and also satisfy the additional criteria for independence for Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of Mr. Phanstiel, who serves as Chair of the Audit Committee, and Mr. Armstrong, qualifies as a "financial expert" as that term is defined under applicable SEC rules. In 2004, the Audit Committee established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee meets privately with members and representatives of our independent registered public accounting firm, and members and representatives of our independent registered public accounting firm have unrestricted access and report directly to the Audit Committee. The Audit Committee has selected PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2011 and is recommending that our stockholders ratify this appointment at the annual meeting. The Audit Committee Report may be found on pages 64-65 of this proxy statement.

        Compensation Committee.    The Compensation Committee consists of three directors, Messrs. Berglass, Coleman and Holt, all of whom are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Compensation Committee administers our executive compensation programs and is responsible for reviewing the compensation of our executive officers and determining the nature and amount of the various components of such compensation, including adjustments to annual base salary and the establishment of the applicable performance goals under our annual management incentive bonus plan and the specific bonus amount for each potential level of goal attainment. The Compensation Committee also administers our equity incentive plans and has the exclusive authority to make awards under those plans to our executive officers. The Compensation Committee also approves all employment agreements, severance or termination arrangements, and other compensatory contracts or arrangements made with our executive officers. The Compensation Committee will also perform other functions or duties as may be assigned to it under the terms of any executive compensation or equity-based benefit plan or otherwise deemed appropriate by our Board of Directors. The Compensation Committee held 20 meetings during 2010. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate.

        The Compensation Committee makes all decisions regarding the cash and equity compensation of our Chief Executive Officer, although the Compensation Committee may, in its discretion, request the concurrence or approval of such decisions by a majority of the independent members of our Board of

Directors. With respect to all other executive officers, the Compensation Committee determines their compensation, taking into account the recommendations of our Chief Executive Officer who annually reviews the performance of the other executive officers and then presents to the Compensation Committee the conclusions reached and his recommendations for their compensation based on those reviews. The Compensation Committee can, and often does, exercise its discretion in determining whether to approve or modify any recommended compensation adjustments or equity awards. Decisions regarding any other forms of compensation provided to our executive officers that are not provided to all senior-level employees (for example, any executive-level health and welfare benefits, deferral plans and perquisites) are made by the Compensation Committee after taking into consideration the recommendations made by our Chief Executive Officer.

        The Compensation Committee has the authority to retain the services of independent counsel, consultants or other advisors, including an independent compensation consulting firm, in connection with its responsibilities in setting compensation for our executive officers. Additional information regarding the Compensation Committee's use of outside advisors may be found under the "Independent Compensation Consultant" section, which appears elsewhere in this proxy statement. Additional information concerning the compensation policies and objectives established by the Compensation Committee is included in the "Compensation Discussion and Analysis" section, which appears elsewhere in this proxy statement. The Compensation Committee Report for the 2010 fiscal year may be found on page 44 of this proxy statement.

        Secondary Compensation Committee.    The Board of Directors has delegated to the Secondary Compensation Committee of the Board the authority, concurrent with that of the Compensation Committee, to make discretionary awards under our equity incentive plans to employees other than our executive officers. Mark R. Goldston, our Chairman, President and Chief Executive Officer, is the sole member of the Secondary Compensation Committee. The Secondary Compensation Committee held four meetings in 2010.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of three directors, Messrs. Coleman and Holt and Dr. Scott, all of whom are independent as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Nominating Committee was formed in September 2001, and the Corporate Governance Committee was formed in October 2009. In February 2010, the Board determined to combine the Corporate Governance Committee and the Nominating Committee, and changed the name of the Nominating Committee to the Nominating and Corporate Governance Committee accordingly.

        The Nominating and Corporate Governance Committee is responsible for assisting with respect to Board candidates and nominees, including by identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board; establishing procedures to be followed by stockholders in submitting recommendations for Board candidates; reviewing backgrounds and qualifications of individuals being considered as director candidates; recommending to the Board the director nominees; and reviewing the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status. The Nominating and Corporate Governance Committee is also responsible for assisting the Board with regard to the composition, structure and procedures of the Board and its Committees, including by reviewing and making recommendations to the Board regarding the size and structure of the Board; the frequency and nature of Board meetings; any other aspect of the procedures of the Board; the size and composition of each Committee of the Board; individuals qualified to fill vacancies on the Committees; the functioning of the Committees; Committee assignments and any policies regarding rotation of Committee memberships and/or chairpersonships; and the establishment of special committees. This Committee also oversees the evaluation of the Board and its Committees, evaluates and makes recommendations regarding the termination of Board membership, and assists with the selection of a new Chairman or Chief Executive Officer in the event such becomes necessary. In addition, the Nominating and Corporate Governance

Committee is responsible for reviewing periodically and recommending to the Board, the Corporate Governance Guidelines and the Code of Ethics and any changes thereto, as well as considering and making any other recommendations related to corporate governance issues.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually by the Nominating and Corporate Governance Committee and revised as appropriate. In 2010, prior to the combination of the Nominating Committee and the Corporate Governance Committee, the Nominating Committee held one meeting and the Corporate Governance Committee held two meetings, and after such combination occurred, the Nominating and Corporate Governance Committee held four meetings.

  Director Nominees.

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  Criteria for Director Nominees.  The Board of Directors believes that the Board should be comprised of individuals with varied, complementary backgrounds who have exhibited proven leadership capabilities within their chosen fields. Directors should have the ability to quickly grasp complex principles of business and finance, particularly those related to the industries in which the company operates. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders. When considering a candidate for director, the Nominating and Corporate Governance Committee will take into account a number of factors, including, without limitation, the following: independence from management; depth of understanding of the Internet, sales and marketing, finance and/or other elements directly relevant to our business; education and professional background; judgment, skill, integrity and reputation; existing commitments to other businesses as a director, executive or owner; personal conflicts of interest, if any; diversity; and the size and composition of the existing Board. When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Nominating and Corporate Governance Committee may use the services of third-party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it may recommend to the Board that candidate's appointment or election. Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider the director's past attendance at, and participation in, meetings of the Board of Directors and its committees and the director's formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is or was a member. Although the Board of Directors does not have a policy with respect to consideration of diversity in identifying director nominees, among the many other factors considered by the Nominating and Corporate Governance Committee are the benefits of diversity in board composition, including with respect to age, gender, race and specialized background. The directors nominated for re-election at this annual meeting were approved for nomination by all of the disinterested members of the Board of Directors. In connection with such nominations, the Nominating and Corporate Governance Committee and the Board of Directors considered, among other things, the information discussed in each such director's biographical information as set forth on pages 6-7.

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  Stockholder Recommendations for Nominations to the Board of Directors.  The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by any stockholder. The Nominating and Corporate Governance Committee will evaluate such recommendations by applying its regular nominee criteria and considering the additional information set forth below. Stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chair of the Nominating and Corporate Governance Committee, United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367, with a copy to the General Counsel at the same address. Prior to making such a recommendation, stockholders are encouraged to contact the Chair of the Nominating and Corporate Governance Committee to obtain a list of backgrounds that the Nominating and Corporate Governance Committee would consider for potential director nominees given the then-current composition of the Board of Directors. A stockholder recommendation must contain the following information: documentation supporting that the writer is a stockholder of United Online and indicating (i) the number of shares of our common stock beneficially owned by such person, (ii) the holder or holders of record of those shares and (iii) the number of shares (if any) held of record by such person but not beneficially owned, together with a statement that the writer is recommending a candidate for nomination as a director; the address of record of the proposing stockholder; a résumé of the candidate's business experience and educational background that also includes the candidate's name, age, business and residence addresses, and principal occupation or employment and an explanation of how the candidate's background and qualifications are directly relevant to United Online's business; the number of shares of our common stock beneficially owned by the candidate and owned of record by such individual; a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of United Online, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board; detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate; any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; a representation that the proposing stockholder intends to appear in person or by proxy at the annual meeting of stockholders at which the person named in such notice is to stand for election; and a signed consent of the candidate to serve as a director, if nominated and elected. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the proposing stockholder and may request an interview with the candidate or the proposing stockholder. The Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors. No recommendations for director nominations were submitted by any stockholder in connection with the election of directors at the 2011 annual meeting. Any recommendations for candidates for nomination as a director at our next annual meeting must be received by the Chair of the Nominating and Corporate Governance Committee no later than 120 calendar days prior to the anniversary of the date on which this proxy statement was first mailed to our stockholders.

  •
  Stockholder Nominations of Directors.  A stockholder that instead desires to nominate a person directly for election to the Board of Directors must comply with the advance notice procedures of our bylaws and attend the annual meeting to make the necessary motion. Our bylaws provide that nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders by any stockholder of United Online who is a stockholder of record on the date of the giving of the notice described below and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures set forth in our bylaws. Such stockholder must timely deliver or mail to our Corporate Secretary at 21301 Burbank Boulevard, Woodland Hills, California 91367, a

    notice containing the following information: (a) as to each candidate whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the candidate; (ii) the principal occupation or employment of the candidate; (iii) the class or series and number of shares of our common stock which are owned beneficially or of record by the candidate; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder; (ii) the class or series and number of shares of our common stock which are owned beneficially or of record by such stockholder; (iii) a description of all arrangements or understandings between such stockholder and each candidate and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that the stockholder intends to appear in person or by proxy at the annual meeting of stockholders to nominate the candidate(s) named in such notice; and (v) any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such person as a director. In addition, the notice must be accompanied by a written consent of the candidate to being named as a nominee and to serve as a director if elected. In order to be deemed properly presented, the notice must be delivered to our Corporate Secretary no later than March 5, 2012, and no earlier than February 4, 2012, which dates are 90 days and 120 days, respectively, prior to June 2, 2012, the anniversary of the date for this year's annual meeting; provided, that if the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. No director nominations were submitted by any stockholder in connection with the election of directors at the 2011 annual meeting.

Compensation Committee Interlocks and Insider Participation

        During 2010, Messrs. Berglass, Coleman and Holt served as members of the Compensation Committee, and Mr. Goldston, our Chairman, President and Chief Executive Officer, served as the sole member of the Secondary Compensation Committee. None of the Compensation Committee members was employed by us at any time during 2010, and none has ever served or acted as one of our officers or employees or had any relationships requiring disclosure by the company under the SEC's rules requiring disclosure of certain relationships and related party transactions.

        None of our current executive officers has ever served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity (other than our subsidiaries) that has or has had one or more of its executive officers serve as a member of our Board of Directors or our Compensation Committee.

Independent Compensation Consultant

        The Compensation Committee has the authority to retain the services of an independent compensation consulting firm in connection with its responsibilities in setting the compensation for our executive officers. Pursuant to that authority, the Compensation Committee has historically engaged Frederic W. Cook & Co., Inc., a nationally-recognized, independent compensation consulting firm, to review the executive compensation programs and individual compensation arrangements for our executive officers. The independent consultants provide the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions regarding our executive officers and considering the recommendations of our Chief Executive Officer regarding the compensation of other executive officers. The independent consultants maintain no other direct or indirect business relationships with us, nor do they perform any other services for us. All executive compensation services provided by the independent consultants are conducted under the direction or authority of the Compensation Committee. In addition to the independent consultants, members of our Human Resources, Legal and Finance Departments support the Compensation Committee in its work. For additional information on the Compensation Committee's activities, its use of outside advisors and its consideration and determination of executive compensation, see the "Compensation Discussion and Analysis" section, which appears elsewhere in this proxy statement.

Director Compensation

        Cash Retainer Fees.    The following table sets forth the annual retainer fees earned by our non-employee directors during the 2010 fiscal year in connection with their service as a member of the Board of Directors as well as the additional annual retainer fees earned in connection with their service as a member or Chair of a Committee of the Board. Our non-employee directors also receive $1,000 for each Board or Committee meeting attended.

Board or Committee	Annual Retainer Fee
Member of the Board of Directors	$25,000
Audit Committee:
• Chair	$20,000
• Member	$10,000
Compensation Committee:
• Chair	$16,500	(1)
• Member	$10,000
Nominating and Corporate Governance Committee(2):
• Chair	$12,500
• Member	$7,500
Lead Independent Director	$30,000	(3)

(1)
The additional annual retainer for the Chair of the Compensation Committee was increased from $15,000 to $16,500 in February 2010.

(2)
The Nominating Committee and the Corporate Governance Committee were combined to form one committee in February 2010. Prior to such combination, the Chairs of the Nominating Committee and the Corporate Governance Committee each received an additional annual retainer fee of $5,000, and the members of the Nominating Committee and the Corporate Governance Committee each received an additional annual retainer fee of $2,500 for service on each such Committee.

(3)
The additional annual retainer for the Lead Independent Director was increased from $25,000 to $30,000 in February 2010.

        Messrs. Berglass, Coleman and Phanstiel and Dr. Scott also served as members of the board of directors of our subsidiary, CMC, for a portion of the 2010 fiscal year. Effective as of January 2010, Messrs. Berglass, Coleman and Phanstiel and Dr. Scott each resigned from the CMC board of directors, and in connection with such resignation, they each received a pro-rated annual retainer fee in the amount of $2,083. Pursuant to the terms of the letter agreement governing his compensation for service on the CMC board, Mr. Phanstiel received an additional cash payment of $50,000 upon the termination of his CMC board service.

        In addition, during the 2010 fiscal year, Messrs. Armstrong, Berglass, Coleman, and Phanstiel also served on one or more Special Committees of the Board for which Messrs. Armstrong and Coleman each received an additional cash payment of $50,000 and Messrs. Berglass and Phanstiel each received an additional cash payment of $60,000.

        Equity Awards.    Under our 2001 Stock Incentive Plan and our 2010 Incentive Compensation Plan, non-employee directors may receive option grants, restricted stock or restricted stock unit awards and other equity incentives in connection with their service on the Board.

        On February 15, 2010, the Board made a restricted stock unit award with a grant-date fair value of $127,500 to each non-employee director. The number of shares of our common stock covered by each such restricted stock unit award was determined by dividing $127,500 by the $6.27 fair market value per share of our common stock on the effective date of the award. As a result, each such director received a restricted stock unit award covering 20,334 shares of our common stock. The shares subject to those units vested and became issuable upon the non-employee director's continuation in Board service through February 15, 2011. However, had the director voluntarily ceased Board service prior to such vesting date, then that director would have vested in the number of shares of our common stock in which he or she would have been vested as of such termination date had the units vested in successive equal monthly installments between the award date and the February 15, 2011 scheduled vesting date, and the remaining units would have been canceled. In the event of a change in control, the shares subject to the units would have vested in full and become immediately issuable.

        Effective as of February 15, 2011, the Board made a restricted stock unit award with a grant-date fair value of $127,500 to each non-employee director. The number of shares of our common stock subject to each such restricted stock unit award was determined by dividing $127,500 by the $7.05 fair market value per share of our common stock on the effective date of the award. As a result, each of our non-employee directors received a restricted stock unit award covering 18,085 shares of our common stock. The shares subject to those units will vest and become issuable upon the non-employee director's continuation in Board service through February 15, 2012. However, should the director voluntarily cease such Board service prior to such vesting date, then that director will vest in the number of shares of our common stock in which he or she would have been vested as of the termination date had such units vested in successive equal monthly installments between February 15, 2011 and the February 15, 2012 scheduled vesting date, and the remaining units will be canceled. In the event of a change in control, the shares subject to the units will vest in full and become immediately issuable.

 Director Summary Compensation Table

        The following table provides certain summary information concerning the compensation earned by our non-employee directors for the year ended December 31, 2010.

Name(1)	Fees Earned in Cash(2)(3)(4)	Stock Awards(5)	Total(6)
James T. Armstrong	$109,236	$127,494	$236,730
Robert Berglass	$168,861	$127,494	$296,355
Kenneth L. Coleman	$156,750	$127,494	$284,244
Dennis Holt	$80,181	$127,494	$207,675
Howard G. Phanstiel	$180,083	$127,494	$307,577
Carol A. Scott	$73,264	$127,494	$200,758

(1)
Mr. Goldston, our Chairman, President and Chief Executive Officer, is not included in this table because he is our employee and does not earn any additional compensation for his services as a director. The compensation earned by Mr. Goldston as our employee is shown in the Summary Compensation Table, which appears elsewhere in this proxy statement.

(2)
Messrs. Berglass, Coleman and Phanstiel and Dr. Scott each earned fees for the portion of the 2010 fiscal year during which they served on the CMC board of directors. Effective as of January 2010, Messrs. Berglass, Coleman and Phanstiel and Dr. Scott each resigned from the CMC board of directors, and in connection with such resignation, they each received a pro-rated annual retainer fee in the amount of $2,083 for their CMC board service during the 2010 fiscal year. Mr. Phanstiel also received an additional cash payment of $50,000 upon the termination of his CMC board service in accordance with the terms of the letter agreement governing his compensation for service on such board.

(3)
During the 2010 fiscal year, Messrs. Armstrong, Berglass, Coleman and Phanstiel also served on a Special Committee of the Board for which Messrs. Armstrong and Coleman each received an additional cash payment of $50,000 and Messrs. Berglass and Phanstiel each received an additional cash payment of $60,000.

(4)
Fees earned in cash for the year ended December 31, 2010 consisted of the following:

Name	Board Annual Retainer Fee	Fees Earned as Lead Independent Director or a Chair or Member of one or more Board Committees	Fees for Meetings Attended	Fees Earned in Connection with CMC Board Service	Fees Earned in Cash
James T. Armstrong	$25,000	$60,236	$24,000	$—	$109,236
Robert Berglass	$25,000	$105,778	$36,000	$2,083	$168,861
Kenneth L. Coleman	$25,000	$81,667	$48,000	$2,083	$156,750
Dennis Holt	$25,000	$17,181	$38,000	$—	$80,181
Howard G. Phanstiel	$25,000	$80,000	$23,000	$52,083	$180,083
Carol A. Scott	$25,000	$17,181	$29,000	$2,083	$73,264
(5)
On February 15, 2010, each non-employee director was awarded restricted stock units covering 20,334 shares of our common stock. Each unit provided such director with the right to receive one share of our common stock upon the vesting of that unit. The amount reported in this column represents the grant-date fair value of each such restricted stock unit award, calculated in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("ASC 718") and does not take into account any estimated forfeitures related to the service-based vesting conditions in effect for the award. For information regarding assumptions underlying the ASC 718 valuation of our equity awards, see Note 8 of the Consolidated Financial Statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(6)
The non-employee directors hold restricted stock units which contain dividend equivalent rights. Pursuant to those rights, each non-employee director will receive, as dividends or other distributions are declared and paid on the outstanding shares of our common stock, an additional payment equal to each dividend or distribution which would have been paid on the shares of common stock underlying those units had such shares been issued and outstanding at the time that dividend or distribution was made to our stockholders. The payment will be made in the same form and at the same time as the actual dividend or distribution is made to the stockholders. The ASC 718 value of restricted stock unit awards made to the non-employee directors after May 2005 takes the dividend equivalent rights into consideration, and the amounts received by the non-employee directors pursuant to those rights are not included in the table as part of their compensation for the 2010 fiscal year. During the 2010 fiscal year, Mr. Phanstiel received $12,057 in cash payments, and each of the other non-employee directors received cash payments in the amount of $8,557, pursuant to such dividend equivalent rights.

        The following table shows the number of shares of our common stock subject to the outstanding restricted stock units and stock options which each of our non-employee directors held as of December 31, 2010:

Name	Aggregate Number of Shares Subject to RSUs	Aggregate Number of Shares Subject to Options
James T. Armstrong	20,334	22,500
Robert Berglass	20,334	45,000
Kenneth L. Coleman	20,334	45,000
Dennis Holt	20,334	22,500
Howard G. Phanstiel	27,334	—
Carol A. Scott	20,334	22,500

Vote Required

        The vote of a plurality of our outstanding shares of common stock represented in person or by proxy at the annual meeting and entitled to vote is required to elect the three director nominees to serve on our Board of Directors for a term of office to expire at the third annual meeting of stockholders following their election, with each director to hold office until his successor is duly elected and qualified or until his earlier resignation or removal. The nominees receiving the highest number of affirmative votes will be elected.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the election of the Board of Directors nominees listed above.

 PROPOSAL TWO: RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2010, to serve in the same capacity for the fiscal year ending December 31, 2011, and is asking the stockholders to ratify this appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee may reconsider its selection.

Principal Accountant Fees and Services

        The aggregate fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 for the professional services described below were as follows:

	December 31,
	2010	2009
Audit Fees(1)	$2,156,000	$2,399,000
Audit-Related Fees(2)	267,000	233,000
Tax Fees(3)	112,800	207,000
All Other Fees(4)	9,000	144,000

Total	$2,544,800	$2,983,000

(1)
Represents fees incurred for the integrated audit of our consolidated financial statements and of our internal control over financial reporting and review of the interim condensed consolidated financial statements, as well as fees incurred for audit services that are normally provided by PricewaterhouseCoopers LLP in connection with other statutory or regulatory filings or engagements.

(2)
Represents fees incurred for assurance and related services that are normally performed by PricewaterhouseCoopers LLP, are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." During 2010 and 2009, audit-related fees included audit and review services relating to the issuance of stand-alone financial statements for FTD Group, Inc. During 2010, audit-related fees included due diligence services related to a potential transaction that failed to consummate.

(3)
Represents fees primarily incurred in connection with domestic and international tax compliance and consulting services.

(4)
Fees for other professional services were related to accessing PricewaterhouseCoopers LLP's online research database. During 2009, other fees also included consulting fees.

Determination of Independence

        The Audit Committee of the Board of Directors has determined that the provision by PricewaterhouseCoopers LLP of the services covered under the heading "All Other Fees" above is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003, the Audit Committee adopted a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. Any proposed services exceeding previously pre-approved cost parameters will also require specific pre-approval. The Audit Committee has delegated to its Chair the authority to evaluate and approve service engagements on behalf of the full Audit Committee in the event a need arises for specific pre-approval between Audit Committee meetings. All of the audit, audit-related, tax services, and all other fees for services provided by our independent registered public accounting firm for the 2009 and 2010 fiscal years were approved by the Audit Committee in accordance with the foregoing procedures.

Vote Required

        The affirmative vote of the majority of our outstanding shares of common stock represented in person or by proxy at the annual meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

 PROPOSAL THREE: ADVISORY VOTE ON COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the "Dodd-Frank Act"), our stockholders are entitled to vote at the annual meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us, our Board of Directors or the Compensation Committee of the Board. In addition, the vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices and plans described in this proxy statement.

        Although the vote is non-binding, our Board of Directors and the Compensation Committee of the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

        The Compensation Committee has designed our executive officer compensation to reward our executive officers for the achievement of short-term and long-term strategic and operational results that are intended to increase total stockholder return while at the same time avoiding the encouragement of unnecessary or excessive risk taking. The key elements of the compensation programs that were in effect during the 2010 fiscal year for our named executive officers are described in detail in the "Compensation Discussion and Analysis" section, which appears elsewhere in this proxy statement. Those key elements may be summarized as follows:

  •
  Executive officer compensation is comprised of three primary components: (i) base salary that is designed to be competitive and provide a level of economic security each year, (ii) an annual bonus opportunity with the target level set at a specified percentage of base salary and with the actual payment based on our attainment of certain specified performance goals and (iii) long-term equity incentive awards designed to align the interests of our executive officers with those of our stockholders.

  •
  In order to retain the services of our key executive officer group over the long-term and incent them to attain strong financial results for the company, the Compensation Committee traditionally sets the total direct compensation of each executive officer (base salary, target bonus and annualized grant-date fair value of long-term equity incentive awards) in the upper quartile for the comparable position of a defined peer group established by the Compensation Committee with the assistance of its own independent compensation consultant. A significant component of such total direct compensation is the equity incentive award that contributes to our pay-for-performance objective in that its value is tied directly to the performance of our common stock.

  •
  We negotiated new employment agreements with several of our executive officers and eliminated certain features of the old agreements to conform to pay practices generally recommended by certain proxy advisory firms. Accordingly, the new employment agreements with Messrs. Goldston and Randall do not provide single-trigger benefits upon a change in control without the concurrent loss of employment, including vesting acceleration on new equity awards and cash severance payments. In addition, their new employment agreements do not provide for a tax "gross-up" payment with respect to any parachute tax liability they may incur with respect to vesting acceleration on new equity awards or cash severance payments. None of the prior or new employment agreements with other executive officers include such features. In addition, the new employment agreements with our executive officers other than Mr. Goldston are structured to comply with the performance-based compensation requirements of Section 162(m) of the

    Internal Revenue Code of 1986, as amended (the "Code") with respect to their participation in our annual bonus plan.

  •
  In 2010, we faced an uncertain business environment as challenging economic conditions continued to adversely affect several of our businesses, and our Classmates.com business (now known as Memory Lane) began a major transformation of its business plan. These challenges affected our financial results for the year, including the performance goals set by the Compensation Committee under the 2010 Management Bonus Plan (the "2010 Bonus Plan"). As a result, only two of the participants under the 2010 Bonus Plan earned an actual bonus award for the 2010 fiscal year. In conformity with our pay-for-performance philosophy, the rest of the participants under the 2010 Bonus Plan, including our named executive officers Mark R. Goldston, Frederic A. Randall, Jr. and Scott H. Ray, did not receive bonus awards for the 2010 fiscal year because the applicable performance goals were not attained.

  •
  We do not believe that the performance-based nature of our executive compensation program encourages excessive risk taking by our executive officers that would threaten our economic viability. First, long-term equity awards tied to the value of our common stock represent a significant component of an executive officer's total direct compensation, and those awards promote a commonality of interest between the executive officers and our stockholders in increasing stockholder value. Because the equity awards are typically made on an annual basis to the executive officers, those officers always have various unvested awards outstanding at any one time that could decrease significantly in value if our business is not managed to achieve our long-term goals. Secondly, under the annual incentive bonus program for our executive officers, the bonus potentials for each level of actual goal attainment are subject to a specific limitation, either in terms of dollar amounts or the number of shares issuable, and a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of his base salary. Accordingly, at all levels of performance goal attainment, there are limits in place. As a result, the overall compensation structure is not overly weighted toward short-term incentives, and we have taken what we believe are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

  •
  We do not offer guaranteed retirement or pension benefits. Instead, we provide our executive officers with the opportunity to accumulate retirement income primarily through their long-term equity incentive awards that increase in value as stockholder value is increased.

        The advisory vote on executive officer compensation is not intended to address any specific item of compensation, but rather the overall compensation provided to our named executive officers and the executive compensation policies, practices and programs described in this proxy statement.

Resolution

        Accordingly, our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:

        "Resolved that the company's stockholders hereby approve the compensation paid to the company's executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement."

Recommendation of the Board of Directors

        Our Board of Directors recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

 PROPOSAL FOUR: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY
VOTES REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

        Under the Dodd-Frank Act, our stockholders are also entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers (as presented in Proposal Three of this proxy statement) should occur every year, once every two years or once every three years. Stockholders will also have the option to abstain from voting on the matter. The stockholder vote on the frequency of the say-on-pay vote to approve executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors. A similar advisory vote on frequency will be provided to our stockholders every six years.

        Although the vote is non-binding, both the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when setting the frequency of the stockholder vote on executive compensation.

        Our stockholders have four choices with respect to the frequency of the stockholder vote for the approval of the compensation of our named executive officers. The four choices are as follows:

  •
  Every year;

  •
  Every two years;

  •
  Every three years; or

  •
  Abstain.

Recommendation of the Board of Directors

        The Board of Directors has determined that an advisory stockholder vote on executive compensation once every year is the best approach for us and our stockholders. The Board of Directors believes that our stockholders should have an annual opportunity to provide input on the compensation programs and policies in effect for our named executive officers. The Compensation Committee generally sets the major components of the compensation of the named executive officers (base salary, target bonus and the award of long-term equity incentives) on an annual basis. Both the Board of Directors and the Compensation Committee believe that stockholder input through the vote on named executive officer compensation should be an important consideration in the annual compensation-setting process for our named executive officers.

        Accordingly, the Board of Directors unanimously recommends that the stockholders choose a one-year frequency (a vote FOR EVERY YEAR) for the advisory stockholder vote to approve the compensation of our named executive officers. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR every year as the frequency of the advisory stockholder vote on executive compensation.

        However, the stockholder vote under this Proposal Four is not to approve the Board's recommendation but is instead a direct advisory vote on the particular frequency at which each stockholder would like the advisory vote on executive officer compensation to be conducted.

OTHER MATTERS

        We do not know of any matters to be presented at the 2011 annual meeting of stockholders other than those mentioned in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

 OWNERSHIP OF SECURITIES

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2011 by (i) each of our directors and nominees for director, (ii) each named executive officer (as listed in the Summary Compensation Table, which appears later in this proxy statement), (iii) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our common stock, and (iv) all current directors and executive officers as a group. Except for shares of our common stock held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership(1)
Directors and Named Executive Officers:
Mark R. Goldston(2)	3,054,548	3.4%
Robert S. Apatoff(3)	219,713	*
Frederic A. Randall, Jr.	301,850	*
Scott H. Ray	244,276	*
Robert J. Taragan(4)	250,048	*
James T. Armstrong(5)	99,974	*
Robert Berglass(6)	79,216	*
Kenneth L. Coleman(7)	97,016	*
Dennis Holt(8)	98,716	*
Howard G. Phanstiel(9)	70,421	*
Carol A. Scott(10)	30,821	*
All current directors and executive officers as a group (14 persons)(11)	4,689,606	5.3%
5% Stockholders Not Listed Above:
BlackRock, Inc.(12)	7,165,578	8.1%
LSV Asset Management(13)	4,486,600	5.1%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based on 88,118,494 shares of our common stock outstanding on March 31, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants which are currently exercisable or will become exercisable within 60 days after March 31, 2011 and shares issuable within 60 days after March 31, 2011 pursuant to outstanding restricted stock units awarded under our stock incentive plans are deemed outstanding for computing the percentage ownership of the person or entity holding such securities but are not outstanding for computing the percentage ownership of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 21301 Burbank Boulevard, Woodland Hills, California 91367.

(2)
Includes (i) 1,308,926 shares of our common stock owned by Mr. Goldston; (ii) 920,622 shares of our common stock owned by the Mark and Nancy Jane Goldston Family Trust dated November 8, 1997, over which Mr. Goldston exercises voting power, as trustee; and (iii) 825,000 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2011.

(3)
Includes 219,713 held in a tenancy in common ownership arrangement between the Robert S. Apatoff 2007 Living Trust (of which Mr. Apatoff is the sole trustee and sole beneficiary during his lifetime) and the Vicki G. Apatoff 2007 Living Trust (of which Mr. Apatoff's spouse is the sole trustee and sole beneficiary during her lifetime).

(4)
Includes (i) 233,798 shares of our common stock owned by Mr. Taragan; and (ii) 16,250 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2011.

(5)
Includes (i) 72,953 shares of our common stock owned by Mr. Armstrong; (ii) 22,500 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2011; and (iii) 4,521 restricted stock units which will become issuable within 60 days after March 31, 2011 if the director were to cease

  Board service on the 60th day of such period. Mr. Armstrong has shared voting and investment power over the shares of our common stock reflected in the table and disclaims beneficial interest of such shares of our common stock except to the extent of his beneficial ownership in Clearstone Venture Management Services.

(6)
Includes (i) 29,695 shares of our common stock owned by Mr. Berglass; (ii) 45,000 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2011; and (iii) 4,521 restricted stock units which will become issuable within 60 days after March 31, 2011 if the director were to cease Board service on the 60th day of that period.

(7)
Includes (i) 47,495 shares of our common stock owned by Mr. Coleman; (ii) 45,000 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2011; and (iii) 4,521 restricted stock units which will become issuable within 60 days after March 31, 2011 if the director were to cease Board service on the 60th day of that period.

(8)
Includes (i) 71,695 shares of our common stock owned by Mr. Holt; (ii) 22,500 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2011; and (iii) 4,521 restricted stock units which will become issuable within 60 days after March 31, 2011 if the director were to cease Board service on the 60th day of that period.

(9)
Includes (i) 65,900 shares of our common stock owned by Mr. Phanstiel; and (ii) 4,521 restricted stock units which will become issuable within 60 days after March 31, 2011 if the director were to cease Board service on the 60th day of that period.

(10)
Includes (i) 3,800 shares of our common stock owned by Dr. Scott; (ii) 22,500 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2011; and (iii) 4,521 restricted stock units which will become issuable within 60 days after March 31, 2011 if the director were to cease Board service on the 60th day of that period.

(11)
Includes (i) 3,640,168 shares of our common stock owned by the directors and executive officers; (ii) 1,020,750 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2011; (iii) 1,562 restricted stock units which will become issuable within 60 days after March 31, 2011; and (iv) 27,126 restricted stock units which will become issuable within 60 days after March 31, 2011 if the directors were to cease Board service on the 60th day of that period.

(12)
This information is derived solely from the Schedule 13G filed with the SEC on February 9, 2011 and includes 7,165,578 shares of our common stock beneficially owned by BlackRock, Inc. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(13)
This information is derived solely from the Schedule 13G filed with the SEC on February 9, 2011 and includes 4,486,600 shares of our common stock beneficially owned by LSV Asset Management. The address for LSV Asset Management is 1 N. Wacker Drive, Suite 400, Chicago, Illinois 60606.

        The following table shows the number of shares of our common stock that are subject to outstanding restricted stock units held by our executive officers as of March 31, 2011 but that are not otherwise scheduled to vest and become issuable within the 60-day period measured from March 31, 2011. Each restricted stock unit entitles the executive officer to one share of common stock at the time of vesting. The restricted stock units generally vest over a one- to four-year period of continued service with us.

Executive Officer	Number of Underlying Shares
Mark R. Goldston	550,001
Robert S. Apatoff	302,500
Frederic A. Randall, Jr.	33,334
Scott H. Ray	156,667
Robert J. Taragan	46,667
Other Executive Officers	280,522

 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        The following table sets forth certain information regarding all our executive officers as of April 15, 2011:

Name	Age	Positions
Mark R. Goldston	56	Chairman, President, Chief Executive Officer and Director
Charles B. Ammann	56	Executive Vice President, General Counsel and Secretary
Robert S. Apatoff	52	President, FTD Group, Inc.
Paul E. Jordan	52	Executive Vice President and Chief Personnel Officer
Frederic A. Randall, Jr.	54	Executive Vice President and Chief Strategy Officer
Scott H. Ray	46	Executive Vice President and Chief Financial Officer
Robert J. Taragan	54	President, Communications Segment
Harold A. Zeitz	48	President, Memory Lane, Inc.

        The following is a brief description of the capacities in which each of the executive officers has served during the past five or more years. The biography for Mr. Goldston appears earlier in this proxy statement under the heading "Proposal One: Election of Directors."

        Charles B. Ammann has been our Executive Vice President, General Counsel and Secretary since August 2009. Prior to that, Mr. Ammann served as our Senior Vice President and Deputy General Counsel. Before joining United Online in August 2006, Mr. Ammann served as Senior Vice President and Deputy General Counsel of Gemstar-TV Guide International, Inc. and was the Senior Vice President and General Counsel of publicly-traded TV Guide, Inc. from 1999 until its acquisition by Gemstar. From 1996 to 1999, Mr. Ammann served as the Senior Vice President and General Counsel of publicly-traded United Video Satellite Group, Inc. From 1990 to 1996, Mr. Ammann held the position of Vice President of Administration and General Counsel of Flint Industries, Inc. Prior to that, from 1980 to 1990, Mr. Ammann was an attorney at Gable & Gotwals and was a partner at such firm from 1985 to 1990. Mr. Ammann received a B.B.A. from the University of Notre Dame with a double major in Finance and Management and graduated magna cum laude, and he received a J.D. from the University of Oklahoma and an M.B.A. from The University of Tulsa.

        Robert S. Apatoff has been President of FTD Group, Inc. since November 2008. Prior to that, Mr. Apatoff served as Managing Director with Patriarch Partners, LLC, a private equity investment firm, from May to October 2008, where he was responsible for the management and development of Patriarch's consumer goods companies. From August 2003 to May 2008, he served as President and Chief Executive Officer of Rand McNally & Company. Prior to that, Mr. Apatoff served as Senior Vice President and Chief Marketing Officer at The Allstate Corporation and held senior management and marketing roles at Aetna, Inc., L.A. Gear, Inc., Reebok International, Ltd. and Anheuser Busch, Inc. Mr. Apatoff earned a B.A. in Business and Communications from DePauw University.

        Paul E. Jordan has been our Executive Vice President and Chief Personnel Officer since March 2007. Prior to that, he served as our Senior Vice President and Chief Personnel Officer since the Merger. Before the Merger, he served as NetZero's Vice President of Human Resources from July 1999 to September 2001. Prior to joining NetZero, he was with Fremont General Corporation from 1996 to 1999 where he most recently served as Vice President of Human Resources for Fremont Financial Corporation. Mr. Jordan holds a bachelor's degree in organizational communications from Brigham Young University.

        Frederic A. Randall, Jr. has been our Executive Vice President and Chief Strategy Officer since August 2009. From March 2010 to February 2011, he also served as Interim President of CMC and certain of its subsidiaries. Prior to August 2009, he was our Executive Vice President, General Counsel and Secretary since the Merger. Prior to that, he served as NetZero's Senior Vice President and General Counsel from March 1999 until the Merger and was the Secretary from May 1999 to September 2001. Prior to joining NetZero, Mr. Randall was a partner at Brobeck, Phleger & Harrison LLP from January 1991 to March 1999, and an associate from 1984 to December 1990. Mr. Randall received his B.A. in English Literature with distinction from the University of Michigan and his J.D., cum laude, from the University of San Francisco School of Law.

        Scott H. Ray has been our Executive Vice President and Chief Financial Officer since October 2007. Between May 2005 and September 2007, Mr. Ray served as Chief Financial Officer for ValueClick, Inc. Prior to serving as Chief Financial Officer for ValueClick, he was its Executive Vice President, Finance from August 2004 to May 2005 and its General Manager, Technology Segment from November 2002 to August 2004. Mr. Ray has also served as chief financial officer for other public technology and financial services companies including OpenTV Corp., Silicon Valley Bancshares and Bay View Capital Corporation. During his career, he has also worked for Coopers & Lybrand and Price Waterhouse. Mr. Ray is a certified public accountant and a certified forensic accountant with a B.S. in Accounting, with honors, from Arizona State University.

        Robert J. Taragan has served as President of the Communications Segment since December 2008. Prior to that, he served as our Executive Vice President, Operations and General Manager of our CyberTarget division since the Merger. Prior to that, he served as NetZero's Senior Vice President and General Manager of NetZero's CyberTarget division from March 2000 until the Merger. Prior to joining NetZero, Mr. Taragan held various management positions with Nielsen Media Research for 21 years. His positions included Executive Vice President of Marketing and General Manager of Local Services. Mr. Taragan received his B.A. in Economics from Colgate University.

        Harold A. Zeitz has served as President of Memory Lane, Inc. since February 2011. Prior to joining Memory Lane, he served as Senior Vice President, Core and Specialty Markets at International Game Technology since November 2010. Prior to that, he served as Senior Vice President and Chief Operating Officer of the Games Division of RealNetworks from June 2006 until July 2010. Prior to that, Mr. Zeitz was Chief Operating Officer and Chief Marketing Officer of ShareBuilder Corporation from March 2002 until June 2006. Mr. Zeitz received his B.A. in Economics from Northwestern University and an M.B.A. from Stanford University.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The Compensation Committee of our Board of Directors is responsible for establishing and implementing the compensation philosophy for our executive officers. The overarching principle is to reward our executive officers in a manner that supports a strong pay-for-performance philosophy while maintaining an overall level of compensation that the Compensation Committee believes is fair and reasonable to our executive officers and responsible to our stockholders.

        Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during the 2010 fiscal year, as well as the other individuals included in the Summary Compensation Table that appears elsewhere in this proxy statement, are referred to as the "named executive officers."

Overview of 2010

        Several significant executive compensation-related events occurred during the 2010 fiscal year. They may be summarized as follows:

  •
  Employment agreements with several of our executive officers expired or were scheduled to expire in either 2010 or 2011. In connection with the negotiation of new employment agreements with those individuals, the Compensation Committee eliminated certain features of the employment agreements with Messrs. Goldston and Randall to conform to pay practices generally recommended by certain proxy advisory firms. Accordingly, the new employment agreements with Messrs. Goldston and Randall no longer include single-trigger benefits payable upon a change in control without a concurrent loss of employment or a tax "gross-up" payment with respect to any parachute tax liability they may incur with respect to those benefits. These features are also not in our current, nor our previous, employment agreements with our other executive officers. The new employment agreements with our executive officers other than Mr. Goldston are also structured to comply with the performance-based compensation requirements of Section 162(m) of the Code, with respect to their participation in our annual incentive bonus plan commencing with the 2011 Management Bonus Plan.

  •
  We faced an uncertain business environment in 2010 as challenging economic conditions continued to adversely affect several of our businesses, and our Classmates.com business (now known as Memory Lane) began a major transformation of its business plan. The Compensation Committee understood a number of the economic challenges facing the company when establishing the 2010 Bonus Plan and setting the applicable performance goals. However, as discussed in more detail below, due in part to the challenges in the Content & Media segment during the transformation process for the Memory Lane business, only two of the participants under the 2010 Bonus Plan earned an actual bonus award for the 2010 fiscal year.

  •
  In line with our pay-for-performance philosophy, because the established performance goals for the 2010 fiscal year were not met, the rest of the participants under the 2010 Bonus Plan, including our named executive officers Mark R. Goldston, Frederic A. Randall, Jr. and Scott H. Ray, did not receive bonus awards for the 2010 fiscal year.

  •
  In 2010, we implemented, with stockholder approval, the 2010 Incentive Compensation Plan. In order to address any potential stockholder concerns regarding the number of shares of our common stock for which awards may be made in any given year, we have committed to our stockholders that for the next three fiscal years, beginning with the 2010 fiscal year, the "burn rate" (the number of shares subject to those awards expressed as a percentage of the weighted-average number of shares of our outstanding common stock) will not exceed 6.11% per year on average. That reflects the average of the 2009 and 2010 "burn rate" limits published by

    RiskMetrics Group, Inc. (now known as Institutional Shareholder Services Inc.) for a Russell 3000 Company in our industry. In addition, we are now expressly precluded under the terms of the 2010 Incentive Compensation Plan from implementing option repricing or option cash-out programs without stockholder approval. None of the equity awards that have been granted under the 2010 Incentive Compensation Plan contain single-trigger change in control acceleration benefits. Furthermore, the 2010 Incentive Compensation Plan provides us with the opportunity to structure our annual incentive bonus program for one or more of our executive officers as performance-based compensation under Section 162(m) of the Code. Please note that additional information regarding our "burn rate" commitment and the terms of the 2010 Incentive Compensation Plan can be found in Proposal Three of the proxy statement filed on April 14, 2010 for our 2010 annual meeting.

  •
  We did not provide any significant perquisites to our executive officers in 2010.

        The discussion that follows elaborates on our compensation philosophy, the decision-making process governing the compensation of our executive officers, the components of their compensation program, and the specific items of compensation paid to our named executive officers for the 2010 fiscal year.

General Philosophy

        The Compensation Committee targets the total direct compensation (base salary, annual target bonus and the grant-date fair value of equity awards) of our executive officers at a level designed to attract outstanding talent capable of managing and operating large and complex organizations such as ours and to retain such talent over the long-term. Most of our executive officers have been in our employ for several years, and the stability and experience of that executive management group is believed to be a contributing factor to our ongoing success and to creating and sustaining stockholder value. To retain the services of those executive officers and to incent them to perform at the highest level, the Compensation Committee traditionally sets the total direct compensation of each executive officer in the upper quartile of the compensation paid to similarly-situated executives at a peer group selected by the Compensation Committee in the manner described in more detail below.

        Our executive officers are compensated primarily through a combination of base salaries, annual "pay-for-performance" bonuses in the form of cash and/or stock awards, and long-term equity incentives primarily in the form of restricted stock unit awards tied to multi-year service vesting schedules. The Compensation Committee evaluates both competitive market data and individual performance to ensure that we maintain our ability to attract and retain superior executive officers in key positions. The Compensation Committee believes that the most effective way to align management's incentives with the long-term interests of our stockholders is to tie a significant portion of executive officer compensation to the achievement of strategic goals and the appreciation in the value of our common stock, with the ultimate objective of creating and sustaining stockholder value.

Compensation-Setting Process

Role of Compensation Committee

        As discussed earlier in the proxy statement under the "Compensation Committee" section, our executive compensation program is overseen and administered by the Compensation Committee, which is comprised entirely of "independent" directors as determined in accordance with Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Compensation Committee's objective is to ensure that the total compensation paid to our executive officers, including the named executive officers, is fair, reasonable and competitive. The Compensation Committee reviews and approves the total compensation, as well as each compensation element, for our executive officers, including the named executive officers. Generally, the compensation and benefits provided to the named executive officers are structured similarly to those provided to our other executive officers. The Compensation Committee makes all decisions regarding the compensation of our Chief Executive Officer, although the Compensation Committee may, in its discretion, request the concurrence or approval of such decisions by a majority of the independent members of our Board of Directors. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate.

Role of Management

        The Compensation Committee discusses our Chief Executive Officer's compensation package with him, but makes decisions with respect to his compensation without him present. With respect to all other executive officers, the Compensation Committee determines their compensation, taking into account the recommendations of our Chief Executive Officer, who annually reviews the performance of the other executive officers and then presents to the Compensation Committee the conclusions reached and his recommendations for their compensation based on those reviews. Our Chief Executive Officer also works with the Compensation Committee to determine the performance targets in our management bonus plans. In addition, decisions regarding any other forms of compensation provided to our executive officers that are not provided to all senior-level employees (for example, any executive-level health and welfare benefits, deferral plans and perquisites) are made by the Compensation Committee after taking into consideration the recommendations made by our Chief Executive Officer. Members of our Human Resources, Legal and Finance Departments also provide information, data and other support to the Compensation Committee.

Role of Independent Consultants

        The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. The Compensation Committee has historically engaged Frederic W. Cook & Co., Inc., a nationally recognized, independent compensation consulting firm (the "independent consultants") to review the executive compensation programs and individual compensation arrangements for our executive officers. The independent consultants report to the Compensation Committee rather than to management, although they may confer with management from time to time for purposes of gathering information in connection with projects the Compensation Committee assigns to the independent consultants. In 2010, the Compensation Committee continued to engage the independent consultants to analyze executive officer compensation and to provide peer company data for comparison. Additional information regarding the Compensation Committee's use of outside advisors may be found under the "Independent Compensation Consultant" section, which appears elsewhere in this proxy statement.

Setting Executive Compensation

        In making compensation decisions, the Compensation Committee compares total direct compensation (i.e., base salary, annual performance-based incentive compensation and long-term equity incentives) and, where comparative information is available, each element of such total direct compensation against a peer group of publicly-traded companies with online, media or retail components to their businesses and revenues and market capitalization in a similar range as ours (the "Peer Group"). The Peer Group consists of companies against which the Compensation Committee believes we compete for talent and stockholder investment. The Peer Group is selected by the Compensation Committee with guidance from the independent consultants. The independent consultants provide compensation data relating to the executives at the selected Peer Group companies.

        For purposes of benchmarking executive officer compensation for the 2010 fiscal year, the Compensation Committee utilized the compensation data compiled for the following companies comprising the Peer Group:

• 1-800-Flowers	• Netflix
• American Greetings	• Orbitz
• EarthLink	• Priceline
• GSI Commerce	• RealNetworks
• IAC Interactive	• Tiffany
• McAfee	• ValueClick
• Mediacom	• Williams Sonoma
• Monster

        In November 2010, the Compensation Committee, with guidance from the independent consultants, removed four companies from our Peer Group because their respective market capitalization had grown too large for our comparison purposes. Six other companies that meet our Peer Group requirements were added in their place. The following companies comprise this new Peer Group:

• 1-800-Flowers	• Mediacom
• American Greetings	• Monster
• Ancestry.com	• Orbitz
• Blue Nile	• Overstock.com
• Digital River	• RealNetworks
• EarthLink	• Shutterfly
• GSI Commerce	• ValueClick
• Home Shopping Network	• Williams Sonoma
• IAC Interactive

        The Compensation Committee traditionally sets the total direct compensation for our executive officers in the top quartile of compensation paid to similarly-situated executive officers at the Peer Group companies.

        A significant percentage of each executive officer's total direct compensation is allocated to incentive compensation as a result of the philosophy described above. The Compensation Committee does not utilize a pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews the competitive market data provided by the independent consultants to determine the appropriate level and balance of such incentive compensation.

        The following table reflects the percentage of total direct compensation targeted for each named executive officer for the 2010 fiscal year that was "at risk" as a result of being comprised either of (i) an annual target stock bonus opportunity, which results in compensation only upon the attainment of specific financial objectives, or (ii) long-term equity incentive awards, the value of which is dependent on our stock price. The specific financial objectives relating to the stock bonus awards are described in detail below, under the "2010 Management Bonus Plan" section.

		"At Risk" Compensation			"At Risk" Compensation as a Percentage of Total Direct Compensation (Targeted for 2010)
	Total Direct Compensation (Targeted for 2010)
Named Executive Officer		Annual Performance- Based Target Stock Bonus(1)		Long-Term Equity Incentive Awards(2)
Mark R. Goldston	$5,993,239	$1,905,489	(3)	$3,135,000	84.1%
Robert S. Apatoff	$1,764,298	$599,998	(3)	$564,300	66.0%
Frederic A. Randall, Jr.	$1,193,115	$439,805	(3)	$313,500	63.1%
Scott H. Ray	$1,438,892	$499,992	(3)	$438,900	65.3%
Robert J. Taragan	$1,238,899	$399,999	(3)	$438,900	67.7%

(1)
Represents the grant-date fair value of the target annual incentive stock bonus.

(2)
Represents the grant-date fair value of the equity incentive awards.

(3)
The grant-date fair value of the actual bonus award earned under the 2010 Bonus Plan for each named executive officer was as follows:

Named Executive Officer	Actual Bonus Award Earned
Mark R. Goldston	$—
Robert S. Apatoff	$211,767
Frederic A. Randall, Jr.	$—
Scott H. Ray	$—
Robert J. Taragan	$443,555

2010 Executive Compensation Components

        For the 2010 fiscal year, the principal components of direct compensation for our executive officers, including the named executive officers, were as follows:

  •
  Base salary;

  •
  Annual performance-based incentive compensation in the form of stock bonus awards; and

  •
  Long-term equity incentives.

Base Salary

        We provide our executive officers with a base salary to maintain a fixed amount of compensation for their services each year that provides a level of economic security and stability from year to year. All of our executive officers have employment agreements that set their base salary at not less than a specified dollar amount each year. The Compensation Committee generally reviews base salary levels annually and may, in its discretion, increase those levels.

        The Compensation Committee generally reviews base salary levels taking into consideration the following:

  •
  Competitive market data;

  •
  Internal review of the executive officer's compensation, both as compared to our other executive officers and relative to other executive officers of the Peer Group;

  •
  Scope of responsibility and professional experience of the executive officer; and

  •
  Overall performance of the individual executive officer and that of the company.

        In effecting any such base salary increases, the Compensation Committee also takes into consideration the recommendations of our Chief Executive Officer with respect to executive officers other than himself and any recommendations made by the independent consultants. The Compensation Committee reviews the Chief Executive Officer's base salary in consultation with the independent consultants.

        In February 2010, the Compensation Committee conducted its annual review of base salaries for the 2010 fiscal year. The Compensation Committee reviewed the comparative compensation data for the Peer Group and also considered our historical operating results and internal operating budget. Due to the challenging economic environment, the Compensation Committee determined not to increase the base salaries of our executive officers, including our named executive officers, for the 2010 fiscal year.

        In February 2011, the Compensation Committee conducted its annual base salary review for the 2011 fiscal year. After taking into account the efforts of the executive officers during the ongoing challenging economic environment and the updated compensation data for the new Peer Group, the Compensation Committee decided to increase Mr. Goldston's base salary by $45,000 and the base salary of each of the other executive officers by five percent.

        The annual rates of base salary of the named executive officers for the 2010 and 2011 fiscal years (reflecting the increases described above) are as follows:

Named Executive Officer	2010 Base Salary	2011 Base Salary
Mark R. Goldston	$952,750	$997,750
Robert S. Apatoff	$600,000	$630,000
Frederic A. Randall, Jr.	$439,810	$461,801
Scott H. Ray	$500,000	$525,000
Robert J. Taragan	$400,000	$420,000

Annual Performance-Based Incentive Compensation

        We provide performance-based incentive compensation to our executive officers to encourage strong annual performance and the achievement of strategic corporate goals. Such compensation is provided through our management bonus plan under which specific annual goals are set and guidelines are established for calculating the incentive compensation payable upon the achievement of those goals at various designated levels. The bonus earned under such plan may be paid in cash and/or shares of our common stock, as determined by the Compensation Committee at the time the annual plan is established.

        Each year, the Compensation Committee determines the executive officers eligible to participate in the management bonus plan for that year, the applicable performance goals, and the appropriate levels of bonus potential based on each executive officer's position. For the past several years, including the 2010 fiscal year, revenue and adjusted operating income have been selected as the applicable performance goals. The Compensation Committee believes that those particular goals serve as appropriate measures of annual operating performance within the control of management and that continued achievement of strong financial results in those two areas will drive stockholder value.

        The performance goals are established on the basis of the financial goals set forth in our annual operating budget and the Compensation Committee's assessment of the level of difficulty to meet or exceed those goals in light of the challenges faced by us. The target bonus for each participant in the plan is set at a percentage of his base salary and takes into account his relative responsibilities and expected contribution to our achievement of the goals. The Compensation Committee typically sets the annual target bonus opportunity for our Chief Executive Officer at 200% of his base salary and for each of our other named executive officers at 100% of his respective base salary.

        2010 Management Bonus Plan.    Our 2010 Bonus Plan was approved by the Compensation Committee in February 2010 and was in the form of a "pay-for-performance" stock bonus program under which each participant could earn a bonus payable in shares of our common stock based on either the financial performance of the particular business segment to which that participant was assigned (Communications, Classmates Media (now known as Content & Media) or FTD) or the combined performance of those three business segments. Financial performance was measured in terms of the revenue and the adjusted operating income of the applicable segment or the combined segments for the 2010 fiscal year.

        Adjusted operating income was set in a manner consistent with our historical methodology for calculating adjusted operating income for financial reporting purposes. Accordingly, adjusted operating income is our operating income before depreciation, amortization, stock-based compensation, restructuring and related charges, and impairment of goodwill, intangible assets and long-lived assets and without taking into account merger-related expenses and expenses associated with the relocation of our principal offices or those of our subsidiaries. In addition, the following items, to the extent applicable, were specifically excluded in calculating adjusted operating income: (i) any bonus amounts which accrued under the 2010 Bonus Plan, (ii) any adjustments attributable to a change in accounting principles, and (iii) all items of gain, loss or expense for the 2010 fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business. The 2010 Bonus Plan also provided that the final revenue and/or adjusted operating income calculations were also to be adjusted to reflect the effect of certain foreign currency exchange rates. In addition, the financial performance of any companies or businesses acquired during the 2010 fiscal year was not to be taken into account.

        Fifty percent (50%) of each participant's potential bonus was tied to the level of revenue attained by the business segment or the combined segments to which that participant was assigned, and the other fifty percent (50%) was tied to the level of adjusted operating income attained by the applicable segment or the combined segments. For each specified level of attainment, a specific number of shares of our common stock was individually allocated to the participant based on a certain percentage of his annual target bonus. If there was not at least threshold attainment of the applicable revenue goal or adjusted operating income goal, then none of the shares allocated to that specific goal would have been issued.

        The Compensation Committee determined the various levels of potential goal attainment based on its assessment of the financial objectives set forth in our confidential, internal operating budget for the 2010 fiscal year. Those levels reflect the Compensation Committee's assessment as to the minimum amount that would have to be achieved by the business segment or the combined segments, as applicable, in order for the executive officer to earn an incentive award, and the maximum level of goal attainment at which the executive officer's bonus potential would be capped.

        The potential bonus amounts per participant ranged from 150% to 300% of base salary for Mr. Goldston, and 60% to 140% of base salary for the other participating executive officers. The number of shares allocated to each potential bonus amount was based on the closing price per share of our common stock on the date the Compensation Committee adopted the 2010 Bonus Plan. The Compensation Committee set the potential bonus awards for Mr. Goldston at higher percentages than for the other executive officers to reflect the greater impact of his duties and responsibilities upon our ability to meet these goals.

        The named executive officers who were selected for participation in the 2010 Bonus Plan are as follows: Mark R. Goldston, Frederic A. Randall, Jr., Scott H. Ray, and Robert J. Taragan. The following tables set forth the 2010 Bonus Plan's financial performance goals and the related potential bonus amounts, the number of shares of common stock each named executive officer would have been eligible to receive if the performance goals were attained at such payout levels (which would be interpolated for performance between such levels), and the payout levels as a percentage of base salary.

Revenue Goals (in millions)
	Communications Segment	Classmates Media Segment	FTD Segment	Combined	Bonus Payout Level
Threshold	$162.8	$221.4	$555.0	$939.2	1
	$164.8	$223.4	$564.0	$952.2	2
Target	$169.1	$225.1	$573.0	$967.2	3
	$170.8	$227.4	$578.0	$976.2	4
	$173.8	$230.4	$582.0	$986.2	5
Maximum	$176.8	$233.4	$586.0	$996.2	6

Adjusted Operating Income Goals (in millions)
	Communications Segment	Classmates Media Segment	FTD Segment	Combined	Bonus Payout Level
Threshold	$65.0	$71.5	$73.5	$210.0	1
	$66.5	$73.5	$75.5	$215.5	2
Target	$67.8	$75.0	$77.2	$220.0	3
	$68.9	$76.5	$78.7	$224.1	4
	$69.9	$78.2	$80.0	$228.1	5
	$70.9	$79.7	$81.5	$232.1	6
Maximum	$71.9	$81.2	$83.0	$236.1	7

Stock Bonus Amounts
Payout Level for Revenue Goal	Goldston (# shares)	Apatoff (# shares)	Randall (# shares)	Ray (# shares)	Taragan (# shares)
1	115,066	28,985	21,246	24,154	19,323
2	138,079	38,647	28,329	32,206	25,764
3	153,421	48,309	35,411	40,257	32,206
4	199,448	53,140	38,952	44,283	35,426
5	214,790	62,801	46,034	52,334	41,867
6	230,132	67,632	49,576	56,360	45,088

Payout Level for Adjusted Operating Income Goal	Goldston (# shares)	Apatoff (# shares)	Randall (# shares)	Ray (# shares)	Taragan (# shares)
1	115,066	28,985	21,246	24,154	19,323
2	138,079	38,647	28,329	32,206	25,764
3	153,421	48,309	35,411	40,257	32,206
4	195,612	53,140	38,952	44,283	35,426
5	207,119	57,971	42,493	48,309	38,647
6	218,626	62,801	46,034	52,334	41,867
7	230,132	67,632	49,576	56,360	45,088

	Payouts (% of base salary)			Payouts (% of base salary)
Payout Level for Revenue Goal	Goldston	Other Participants	Payout Level for Adjusted Operating Income Goal	Goldston	Other Participants
1	75.0%	30.0%	1	75.0%	30.0%
2	90.0%	40.0%	2	90.0%	40.0%
3	100.0%	50.0%	3	100.0%	50.0%
4	130.0%	55.0%	4	127.5%	55.0%
5	140.0%	65.0%	5	135.0%	60.0%
6	150.0%	70.0%	6	142.5%	65.0%
			7	150.0%	70.0%

        Participants were generally required to continue in our employ through the February 15, 2011 scheduled payment date in order to earn their bonuses, with a pro-rated payout to be provided to any participant whose employment terminated before that date by reason of death or disability or who was on a leave of absence during part of the performance period. The common stock issued under the 2010 Bonus Plan was drawn from the authorized share reserve under our 2010 Incentive Compensation Plan. Up to a maximum of 1,255,112 shares of common stock were issuable under the 2010 Bonus Plan.

        For the 2010 fiscal year, the revenue and adjusted operating income results achieved by each of the Communications, Classmates Media and FTD segments and by the three combined segments under the 2010 Bonus Plan were as follows:

	Revenue Attained (in millions):	Adjusted Operating Income Attained (in millions):
Communications segment	$165.2	$77.2
Classmates Media segment	$202.8	$57.9
FTD segment	$559.8	$71.0
Communications, Classmates Media and FTD segments (Combined)	$927.8	$206.0

        The Communications segment achieved revenue and adjusted operating income results that exceeded the threshold levels for earning a stock bonus award. The Classmates Media segment achieved revenue and adjusted operating income results below the threshold levels. The FTD segment achieved adjusted operating income results that exceeded the threshold level, but its revenues fell below the threshold level. Based on the performance of the individual segments, the revenue and adjusted operating income results for the combined segments fell below the threshold levels for earning a stock bonus award. Accordingly, based on the foregoing results for the 2010 fiscal year, only two of our executive officers earned a stock bonus award under the 2010 Bonus Plan.

        The following table sets forth the stock bonuses, if any, awarded to each of the named executive officers who were participants under the 2010 Bonus Plan:

Named Executive Officer	2010 Bonus Plan Award (# shares)(1)
Mark R. Goldston	—
Robert S. Apatoff	34,101
Frederic A. Randall, Jr.	—
Scott H. Ray	—
Robert J. Taragan	71,426

(1)
The actual distributions made under the 2010 Bonus Plan were interpolated by the Compensation Committee where the results fell between the specified payout levels.

        2011 Management Bonus Plan.    In March 2011, the Compensation Committee adopted the 2011 Management Bonus Plan (the "2011 Bonus Plan") with a structure similar to the 2010 Bonus Plan, except the Compensation Committee (i) adjusted the revenue and adjusted operating income goals for the 2011 fiscal year; (ii) changed the range of potential bonus amounts for Mr. Goldston to 100% to 300% of his base salary and the range for other executive officers to 50% to 150% of their respective base salaries; (iii) restructured the bonus potential for each participant so that a portion of the bonus award would be based in part on the financial results of the combined segments and the remainder would be tied to the financial results of one or more separate business segments and also, in the case of one participant, the results of a specified business unit; and (iv) provided for additional adjustments related to certain foreign currency exchange rates, extraordinary or nonrecurring events and any business divestiture.

        In view of the fact that bonuses awarded under the management bonus plans for the preceding three fiscal years have been paid in shares of our common stock and in order to address stockholder dilution concerns relating to the "burn rate" for our equity incentive awards, the Compensation Committee structured the 2011 Bonus Plan as a cash-based plan. The 2011 Bonus Plan has also been designed such that certain awards made thereunder will comply with the performance-based compensation requirements of Section 162(m) of the Code.

        The executive officers selected to participate in the 2011 Bonus Plan remained the same as those who participated in the 2010 Bonus Plan, except for the addition of Harold A. Zeitz, the new president of Memory Lane, Inc. (formerly known as Classmates Online, Inc.), and the removal of Messrs. Helfand and McArthur, whose employment terminated prior to the adoption of the 2011 Bonus Plan. No participant may receive a bonus under the 2011 Bonus Plan in excess of a specified percentage of his base salary, which ranges from 150% to 300% depending on the participant.

Long-Term Equity Incentives

        We provide equity-based long-term incentives to our executive officers in order to align their interests with those of the stockholders. We also utilize those awards as a vehicle to retain our executive officers through service-vesting requirements and to provide them with wealth-creation opportunities. Accordingly, such long-term incentive compensation is also intended to provide a source of retirement funds for our executive officers, since we do not maintain any type of defined benefit retirement plan. Although we do offer a 401(k) plan, our executive officers have limited opportunity to defer income for retirement purposes under that plan due to annual contribution limitations imposed under the federal tax laws.

        In general, long-term equity incentive awards to executive officers are designed to bring their total direct compensation to the upper quartile of total direct compensation for executive officers at the Peer Group companies. Accordingly, the Compensation Committee typically sets the grant-date fair value of those awards in the top quartile. However, in making decisions regarding the sizing of the individual grants, the Compensation Committee also takes into account the long-term equity incentive awards previously made to the executive officers, including whether those awards are vested and their realized or current realizable value. Based on the foregoing factors, the grant-date fair value of the restricted stock unit awards granted to our named executive officers in 2010 was between the median and the 75th percentile, with the exception of Mr. Goldston's award, which was in the top quartile.

        Over the last several years, we have used restricted stock units as the primary form of the long-term equity incentive awards provided to our executive officers. Restricted stock units provide a more direct correlation between the financial accounting expense of providing those awards and the actual value delivered to our executive officers. Restricted stock units also provide more retention through short-term market volatility. As discussed in more detail below, in February 2011, the Compensation Committee decided to make a stock option grant to each of our executive officers instead of granting a restricted stock unit award. In the future, the Compensation Committee may make restricted stock unit awards or provide stock option grants or a combination of the two.

        The Compensation Committee typically makes an annual equity grant to the executive officers in the first quarter of the fiscal year as part as the annual performance review process. Additional grants may be made at various times during the fiscal year in connection with particular events, such as the execution or amendment of an employment agreement, a promotion or increase in responsibilities, or in special recognition of certain achievements.

        We do not have any policy requiring our executive officers to hold the shares of our common stock they acquire upon the vesting of their restricted stock unit awards or the exercise of their vested stock options.

        2010 Restricted Stock Unit Awards.    In February 2010, the Compensation Committee granted the named executive officers restricted stock unit awards covering the number of shares of our common stock set forth in the table below. The awards will vest in three successive equal annual installments upon completion of each year of service with us over the three-year period measured from the February 15, 2010 award date.

Named Executive Officer	Restricted Stock Unit Award (# shares)
Mark R. Goldston	500,000
Robert S. Apatoff	90,000
Frederic A. Randall, Jr.	50,000
Scott H. Ray	70,000
Robert J. Taragan	70,000

        2011 Stock Option Grants.    In February 2011, the Compensation Committee granted the named executive officers stock options covering the number of shares of our common stock set forth in the table below. The Compensation Committee thought such stock option grants appropriate in light of our relatively low stock price at the time and in order to emphasize the importance of stock price appreciation. The Compensation Committee felt such grants would serve as a vehicle to further align the interests of our executive officers with those of our stockholders as stock options require stock price improvement in order to be valuable. The shares of common stock covered by these stock options will vest and become exercisable in three successive equal annual installments on each one-year anniversary of the February 15, 2011 grant date, provided the executive officer remains employed through each such vesting date. The exercise price for the stock options was set at the $7.05 fair market value of our common stock on the grant date.

Named Executive Officer	Stock Option Grant (# shares)
Mark R. Goldston	1,000,000
Robert S. Apatoff	350,000
Frederic A. Randall, Jr.	175,000
Scott H. Ray	200,000
Robert J. Taragan	200,000

Equity Grant Practices

        We historically have made "company-wide" equity awards to our current employees during the first quarter of each year following the availability of the financial results for the prior year. For newly-hired employees, the grants are made on the fifteenth day of the second month of each quarter. Commencing in 2009, these company-wide annual grants were limited generally to our vice presidents and our more senior executives. This change was made due to the increased size of our employee base as a result of the FTD acquisition and the determination that the limited number of shares available under our equity plans should be used generally for awards to our vice presidents and our more senior executives.

        Equity grants to non-executive officers may be made by the Compensation Committee or by the Secondary Compensation Committee, of which our Chief Executive Officer is the sole member. As noted above, we grant equity awards on fixed dates and thus, we do not time the award of equity grants in coordination with the release of material, non-public information. It is our practice for all equity grants to be made with the required approvals obtained in advance of or on the grant date. All grants to our executive officers require the approval of the Compensation Committee.

Other Benefits

        We provide eligible employees with a 401(k) plan and various health and welfare and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Our 401(k) plan helps employees save and prepare financially for retirement. Our health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce. Except as noted below, our named executive officers participate in these plans and programs on the same basis as our other employees.

        401(k) Plan.    Our tax-qualified 401(k) plan allows eligible employees to contribute up to 40% of their pre-tax earnings, up to the annual dollar limit set by law. We provide matching contributions equal to 25% of the employee's contribution, to the extent such contribution does not exceed 6% of the employee's bi-weekly gross compensation. The matching contributions vest 25% for each year of the employee's service and are fully vested after four years of service.

        Health and Welfare Benefits.    In addition to the regular health and welfare benefits generally offered to our U.S. employees, certain of our vice presidents and our more senior executives, including our executive officers, are also eligible to participate in the Exec-U-Care plan. Under this plan, the participant's health insurance premiums are paid by us, and certain other medical and dental expenses are reimbursed, up to certain maximum limits.

        Perquisites.    We do not provide significant perquisites or other personal benefits to our executive officers.

Severance and Change-in-Control Benefits

        The Compensation Committee believes that we should provide fair and reasonable severance and change-in-control benefits to our executives. The severance and change-in-control benefits are intended to promote stability and continuity of senior management, attract and retain superior talent, and reflect the potential difficulty for them to find comparable employment within a short period of time following their termination of employment with us. Furthermore, the Compensation Committee believes such benefits align the interests of our executive officers with those of our stockholders with regard to any potential sale of the company by neutralizing any personal disincentive to pursue transactions that may result in loss of employment.

        Our severance plan applies to all eligible full-time U.S. employees. However, our employment agreements with the named executive officers set forth severance and change-in-control benefits that exceed those provided under our general severance plan. The severance and change-in-control benefits provided to the named executive officers are in the top quartile of the Peer Group companies and are, accordingly, consistent with our practice of targeting the total direct compensation of the named executive officers at the upper quartile of the Peer Group.

        None of our severance plan or employment agreements currently provide for any tax "gross-up" or other reimbursement obligation in respect of "golden parachute" taxes under Sections 280G and 4999 of the Code.

        The benefits and payments for which the named executive officers are eligible are described in greater detail under the "Employment Agreements and Potential Payments upon Termination or Change in Control" section, which appears elsewhere in this proxy statement.

New Employment Agreements

        Our previous employment agreement with Mr. Taragan expired in August 2010, and our previous employment agreements with Messrs. Goldston, Randall and Ray were scheduled to expire in March, February and November 2011, respectively. In addition, Mr. Apatoff's employment agreement was scheduled to expire in November 2012. The Compensation Committee decided to enter into new employment agreements with those individuals. Accordingly, in December 2010, a new employment agreement was entered into with Mr. Goldston and, in February 2011, we entered into new employment agreements with Messrs. Apatoff, Randall, Ray, and Taragan. The employment agreement between CMC and Mr. Goldston was also terminated in connection with the execution of his new employment agreement. The employment agreements with our named executive officers are summarized under the "Employment Agreements and Potential Payments upon Termination or Change in Control" section, which appears elsewhere in this proxy statement.

        It is important to note, however, that the new employment agreements eliminate certain features of the old agreements to conform to pay practices generally recommended by certain proxy advisory firms. Accordingly, the new employment agreements with Messrs. Goldston and Randall no longer provide single-trigger severance benefits, including vesting acceleration and cash payments, upon a change in control without the concurrent loss of employment or a tax "gross-up" payment with respect to any parachute tax liability they may incur. None of the previous or new employment agreements with our other executive officers include such a feature. In addition, the new employment agreements with our executive officers, other than Mr. Goldston, are structured to comply with the performance-based compensation requirements of Section 162(m) of the Code with respect to their participation in our annual bonus plan commencing with the 2011 Bonus Plan.

Risk Assessment of Executive Officer Compensation

        The Compensation Committee believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. First, long-term equity awards tied to the market price of our common stock represent a significant component of executive officer compensation and promote a commonality of interest between the executive officers and our stockholders in increasing stockholder value. In addition, a substantial portion of the equity awards made over the last several years has been in the form of restricted stock units. The use of such restricted stock units mitigates the potential risk that stock options might otherwise pose to risk taking in the short term. Restricted stock units provide varying levels of compensation as the market price of our common stock fluctuates over time, and they are less likely to contribute to excessive risk taking. Furthermore, the equity awards, whether in the form of stock options or restricted stock unit awards, generally will vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining our long-term performance. Additionally, because equity awards are typically made on an annual basis, the executive officers always have unvested awards outstanding that could decrease significantly in value if our business is not managed to achieve its long-term goals.

        Secondly, under the annual incentive bonus program, an individual target bonus amount is established for each executive officer at each level of potential goal attainment. Accordingly, at all levels of performance goal attainment, there are limits in place for the potential bonus payout. In addition, a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of his base salary, which ranges from 150% to 300%, depending on the participant.

        Accordingly, our overall compensation structure is not overly-weighted toward short-term incentives, and the Compensation Committee has taken what it believes are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Tax and Accounting Considerations

        Deductibility of Executive Compensation.    Section 162(m) of the Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based under the terms of Section 162(m) of the Code.

        In general, the deductibility of any compensation deemed paid by us in connection with the vesting of restricted stock units will be subject to the $1.0 million annual limitation per covered officer. The 2010 Incentive Compensation Plan has been structured to allow for performance-based incentive awards that comply with the requirements of Section 162(m) of the Code relating to performance-based compensation. Therefore, compensation paid under future management bonus plans implemented under the 2010 Incentive Compensation Plan, including certain awards made under the 2011 Bonus Plan, may qualify as performance-based compensation that will be fully tax deductible by us with respect to one or more participants.

        However, the Compensation Committee believes that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive programs or equity incentive programs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

        Accounting for Stock-Based Compensation.    Our stock option grant policies have been impacted by the implementation of ASC 718, which we adopted in the first quarter of the 2006 fiscal year. Under ASC 718, we are required to value our stock option awards at their grant-date fair value and to amortize that expense over the applicable vesting period. The Compensation Committee has, in the past, limited the number of stock option grants and primarily relied on restricted stock and restricted stock units instead. The Compensation Committee believed this strategy would provide a more direct correlation between the financial accounting to us of providing those awards and the actual value delivered to our executive officers and would require fewer shares to fund the grant-date fair value of the award. However, the Compensation Committee retains complete discretion to grant stock options from time to time depending on the circumstances, as it did in February 2011.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2011 Annual Meeting of Stockholders.

        Submitted by the Compensation Committee of the Board of Directors:

Robert Berglass Kenneth L. Coleman Dennis Holt

Risk Assessment of Compensation Programs

        The Compensation Committee undertook a comprehensive review of the various compensation programs maintained throughout our organization to determine whether any of those programs encouraged excessive risk taking that might create a material risk to our economic viability. As part of that review process, the Compensation Committee also conducted a risk assessment of our executive officer compensation programs. The findings reached by the Compensation Committee with respect to our executive officer compensation programs are discussed in more detail in the "Compensation Discussion and Analysis" section of this proxy statement.

        The Compensation Committee noted the following points with respect to the plans and programs reviewed:

  •
  Our compensation structure is applied uniformly throughout the organization, except that our equity incentive awards are limited primarily to our vice presidents and our more senior executives, including our executive officers. The cash component of our compensation structure is comprised of base salary and an annual performance-based bonus opportunity. Base salaries are fixed in amount and do not involve any element of risk taking. The performance-based annual bonus awards made to our non-executive officer employees are dependent upon the achievement of annual goals. While programs tied to annual goal achievement may encourage a focus on short-term performance results, the annual bonuses under those programs generally do not represent the predominant component of the individual's total compensation opportunities and, for that reason, are not likely to encourage excessive risk taking. The annual performance-based bonus opportunity for our executive officers also focuses on the achievement of annual goals. However, as noted in the "Compensation Discussion and Analysis" section that appears earlier in this proxy statement, the annual bonus opportunity for executive officers, whether the payout is in shares of our common stock as in prior years or in cash under the 2011 Bonus Plan, is not likely to lead to excessive risk taking by our executive officers. At all levels of performance goal attainment, there are limits in place for the potential bonus payout. In addition, a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of his base salary. For those reasons, the Compensation Committee believes that our various bonus programs have been appropriately structured to balance the risk element with the desire to focus our employees on specific annual goals important to both our annual and multi-year financial success.

  •
  A significant portion of the compensation provided to our executive officers and other senior-level employees is in the form of long-term equity incentive awards that align the interests of those individuals with the interests of our stockholders. Those awards are either in the form of restricted stock unit awards or stock option grants. Restricted stock units provide varying levels of compensation as the market price of our common stock fluctuates over time and they are less likely to contribute to excessive risk taking. Although stock options have a greater potential to encourage risk taking, they are structured so that they vest over a period of years and thereby encourage the recipients to focus on sustaining our long-term performance. In addition, the equity awards, whether in the form of stock option grants or restricted stock unit awards, are generally made on an annual basis, and as a result, our senior-level employees, including our executive officers, typically have unvested awards outstanding at any one time that could decrease significantly in value if our business is not managed to achieve its long-term goals.

        As a result, our overall compensation structure is not overly weighted toward short-term incentives and there is a significant long-term equity award component tied to the value of our common stock and subject to multi-year vesting schedules that encourages the recipients to focus on long-term performance. The Compensation Committee believes that, on balance, our compensation programs do not encourage excessive risk taking. For that reason, the Compensation Committee has concluded that it is not reasonably likely that our employee compensation programs, when analyzed in terms of their organization-wide application or their specific application to various major business units, would have a material adverse effect upon us.

 SUMMARY COMPENSATION TABLE

        The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2010, 2009 and 2008, by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers whose total compensation for the 2010 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2010 fiscal year. The individuals listed in the table will be hereinafter referred to as the "named executive officers."

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)(4)(5)(6)(7)	Total
Mark R. Goldston	2010	$952,750	—	5,040,489	—	31,064	$6,024,303
Chairman, President and	2009	$989,394	—	5,916,321	—	18,776	$6,924,491
Chief Executive Officer	2008	$952,750	—	13,455,294	—	129,489	$14,537,533
Robert S. Apatoff	2010	$600,000	—	1,164,298	—	22,982	$1,787,280
President, FTD Group, Inc.
Frederic A. Randall, Jr.	2010	$439,810	—	753,305	—	13,345	$1,206,460
Executive Vice President,	2009	$456,726	—	1,089,154	—	24,105	$1,569,985
Chief Strategy Officer	2008	$439,810	—	1,301,550	—	39,481	$1,780,841
Scott H. Ray	2010	$500,000	—	938,892	—	19,889	$1,458,781
Executive Vice President	2009	$519,231	—	967,095	—	14,851	$1,501,177
and Chief Financial Officer	2008	$437,750	—	437,750	—	12,364	$887,864
Robert J. Taragan	2010	$400,000	—	838,899	—	15,358	$1,254,257
President, Communications	2009	$415,385	—	1,064,445	—	10,120	$1,489,950
Segment

(1)
The annual rate of base salary for each of our named executive officers remained the same for the 2009 and 2010 fiscal years. However, the base salary amounts for 2009 reflected in the table above are greater than the amounts reflected for 2010 because the timing of our bi-weekly payroll schedule resulted in 2009 having one additional pay period. The employment agreements with our named executive officers require that their annual rates of base salary not be below a stated dollar amount. For further information regarding the required minimum levels of annual base salary, see the "Employment Agreements and Potential Payments upon Termination or Change in Control" section, which appears elsewhere in this proxy statement. The amount reported as base salary in such column also includes the portion deferred under our 401(k) plan, a tax-qualified deferred compensation plan.

(2)
Amounts reflect the aggregate grant-date fair value of the stock awards made in the applicable fiscal year. For awards that are subject to performance-vesting conditions, the grant-date fair value of those awards is based upon the probable outcome of the applicable performance conditions. The grant-date fair values are, in each instance, calculated in accordance with ASC 718 and do not take into account estimated forfeitures relating to performance-vesting or service-vesting requirements. For information regarding the assumptions underlying the ASC 718 valuation of our equity awards made in 2010, see Note 8 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

For the included stock awards that were subject to performance-vesting conditions, the grant-date fair value, assuming the highest levels of performance were achieved, would be as follows:

	Year Ended December 31,
	2010	2009	2008
Mark R. Goldston	$2,858,239	$2,858,246	$1,905,492
Robert S. Apatoff	$839,989
Frederic A. Randall, Jr.	$615,734	$615,734	$615,721
Scott H. Ray	$699,991	$699,999	$612,850
Robert J. Taragan	$559,993	$559,995

For the included stock awards that were subject to performance-vesting conditions, the grant-date fair value, based on the actual levels of attained performance, was as follows:

	Year Ended December 31,
	2010	2009	2008
Mark R. Goldston	—	$1,653,232	$1,750,005
Robert S. Apatoff	$211,767
Frederic A. Randall, Jr.	—	$327,075	$553,259
Scott H. Ray	—	$371,830	$550,661
Robert J. Taragan	$443,555	$480,039

For restricted stock units that were awarded in exchange for previously granted options, pursuant to the 2009 Stock Option Exchange Program discussed in the "Compensation Discussion and Analysis" section which appeared in the proxy statement filed on April 14, 2010 for the 2010 annual meeting, the amount included in the column for the 2009 fiscal year is equal to the difference between the Black-Scholes value of the canceled options immediately prior to the cancelation and the grant-date fair value of the restricted stock unit award immediately after the exchange, with each such value calculated in accordance with ASC 718. For information regarding assumptions underlying the ASC 718 valuation of our equity awards made in 2009, see Note 9 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Also includes, for the 2008 fiscal year, the grant-date fair value, calculated in accordance with ASC 718, of the fully vested restricted stock units awarded to Messrs. Goldston and Randall. The number of shares of our common stock covered by each such award was as follows: Mr. Goldston, 100,000 shares and Mr. Randall, 25,000 shares. For information regarding assumptions underlying the ASC 718 valuation of our equity awards made in 2008, see Note 5 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)
Each of our named executive officers holds restricted stock units which contain dividend equivalent rights. Pursuant to those rights, each named executive officer will receive, as dividends or other distributions are declared and paid on our outstanding shares of common stock, an additional payment equal to each dividend or distribution which would have been paid on the shares of common stock underlying those units had such shares been issued and outstanding at the time that dividend or distribution was made to our stockholders. The payment will be made in the same form and at the same time as the actual dividend or distribution is made to the stockholders. This column includes the amounts received pursuant to the dividend equivalent rights pertaining to the restricted stock units awarded in March 2005 to Messrs. Goldston, Randall, and Taragan, because we initiated our quarterly cash dividend in May 2005, and the grant-date fair value of those earlier units did not reflect the potential dividends on our common stock. See Note 10 below for dividend equivalent amounts included in the "All Other Compensation" column of the Summary Compensation Table.

The grant-date fair value of restricted stock units awarded subsequent to May 2005 does take such dividend equivalent rights into consideration. Accordingly, the payments received by the named executive officers in the 2010 fiscal year pursuant to the dividend equivalent rights pertaining to those restricted stock units are not included as part of their compensation in the "All Other Compensation" column for the 2010 fiscal year, and payments made in the two immediately prior fiscal years pursuant to such dividend equivalent rights were not included in the "All Other Compensation" column for those years. The aggregate amount received by each of the named executive officers for the last three fiscal years pursuant to dividend equivalent rights associated with those post-May 2005 restricted stock unit awards was as follows:

	Year Ended December 31,
	2010	2009	2008
Mark R. Goldston	$731,584	$817,875	$723,334
Robert S. Apatoff	$172,500
Frederic A. Randall, Jr.	$83,459	$131,355	$209,334
Scott H. Ray	$96,000	$115,000	$192,500
Robert J. Taragan	$72,875	$94,396
(4)
Includes a matching contribution we made to the 401(k) plan on behalf of each participating named executive officer in an amount not to exceed 6% of the participating officer's eligible compensation, as determined under such plan. See Note 10 below for the dollar amount of the matching contributions included in the "All Other Compensation" column of the Summary Compensation Table.

(5)
We provide medical and dental benefits to our U.S. employee base. For certain of our vice presidents and our more senior executives, including the executive officers, we pay the portion of the insurance premiums for such benefits that otherwise would have been payable by those individuals as required employee contributions. In addition, we also provide supplemental medical and dental coverage to certain of our vice presidents and our more senior executives, including the executive officers, under the Exec-U-Care plan. Included in the Exec-U-Care premium amounts is an accidental death and dismemberment insurance policy with up to $100,000 in coverage. See Note 10 below for the dollar amount of the medical and dental benefits provided under the Exec-U Care plan that is included in the "All Other Compensation" column of the Summary Compensation Table.

(6)
We paid $14,679 in legal fees incurred by Mr. Goldston in connection with the negotiation of his employment agreement in the 2010 fiscal year. See Note 10 below for the Legal Fees amount included in the "All Other Compensation" column of the Summary Compensation Table.

(7)
The table below sets forth the various items included in the "All Other Compensation" column for the 2010 fiscal year for each named executive officer:

Name	401(k) Matching Contribution	Medical/Dental Benefits	Legal Fees	Total
Mark R. Goldston	$3,675	12,710	14,679	$31,064
Robert S. Apatoff	$3,675	19,307	—	$22,982
Frederic A. Randall, Jr.	$3,675	9,670	—	$13,345
Scott H. Ray	$—	19,889	—	$19,889
Robert J. Taragan	$3,675	11,683	—	$15,358

The table below sets forth the various items included in the "All Other Compensation" column for the 2009 fiscal year for each named executive officer other than Mr. Apatoff:

Name	Dividend Equivalents	401(k) Matching Contribution	Medical/Dental Benefits	Total
Mark R. Goldston	$12,500	3,675	2,601	$18,776
Frederic A. Randall, Jr.	$3,125	3,675	17,305	$24,105
Scott H. Ray	$—	—	14,851	$14,851
Robert J. Taragan	$1,250	3,675	5,195	$10,120

The table below sets forth the various items included in the "All Other Compensation" column for the 2008 fiscal year for each named executive officer other than Messrs. Apatoff and Taragan:

Name	Dividend Equivalents	Matching Contribution	Medical/Dental Benefits	Total
Mark R. Goldston	$112,500	3,450	13,539	$129,489
Frederic A. Randall, Jr.	$28,125	3,450	7,906	$39,481
Scott H. Ray	$—	—	12,364	$12,364

 GRANTS OF PLAN-BASED AWARDS

        The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2010 fiscal year under any incentive compensation plan.

		Potential Payouts Under Equity Incentive Plan Awards (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units (4)
						Grant Date Fair Value of Stock Awards(5)
Name	Grant Date	Threshold (1)	Target (2)	Maximum (3)
Mark R. Goldston	2/24/10	230,132	306,842	460,264		$1,905,489
	2/15/10				500,000	$3,135,000
Robert S. Apatoff	2/24/10	57,970	96,618	135,264		$599,998
	2/15/10				90,000	$564,300
Frederic A. Randall, Jr.	2/24/10	42,492	70,822	99,152		$439,805
	2/15/10				50,000	$313,500
Scott H. Ray	2/24/10	48,308	80,514	112,720		$499,992
	2/15/10				70,000	$438,900
Robert J. Taragan	2/24/10	38,646	64,412	90,176		$399,999
	2/15/10				70,000	$438,900

(1)
Represents the minimum number of shares of our common stock that would have been issuable to the named executive officer if each of the revenue and adjusted operating income objectives established for each of the Communications, Content & Media (formerly known as Classmates Media) and FTD segments and for the three combined segments for the 2010 fiscal year under the 2010 Bonus Plan had been attained at the threshold levels.

(2)
Represents the number of shares of our common stock that would have been issuable to the named executive officer if each of the revenue and adjusted operating income objectives established for the Communications, Content & Media and FTD segments and the three combined segments for the 2010 fiscal year under the 2010 Bonus Plan had been attained at the target levels. Under the 2010 Bonus Plan, the bonus amounts were payable in shares of our common stock. The value of our common stock on December 31, 2010 was $6.60 per share based on the closing price of our common stock on such date. Please see the discussion of the 2010 Bonus Plan in the "Compensation Discussion and Analysis" section, which appears earlier in this proxy statement, for the actual number of shares awarded under such plan to each named executive officer.

(3)
Represents the maximum number of shares of our common stock that would have been issuable to the named executive officer if each of the revenue and adjusted operating income objectives established for each of the Communications, Content & Media and FTD segments and for the three combined segments for the 2010 fiscal year under the 2010 Bonus Plan had been attained at the maximum levels.

(4)
Represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The units will vest in a series of three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three-year period measured from February 15, 2010. However, the restricted stock unit awards will vest, in whole or in part, on an accelerated basis upon the occurrence of certain events, as described in the "Employment Agreements and Potential Payments Upon Termination or Change in Control" section, which appears elsewhere in this proxy statement.

(5)
Reflects the aggregate grant-date fair value of the stock award, calculated in accordance with ASC 718 and without reduction for estimated forfeitures related to performance-vesting or service-vesting conditions. For awards that are subject to performance-vesting conditions, the grant-date fair value is based upon the probable outcome of the performance conditions. For information regarding the assumptions applied in the calculation of the ASC 718 valuation of such equity awards, see Note 8 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

2010 Management Bonus Plan

        Our 2010 Bonus Plan was implemented in the form of a stock bonus program under which each participant could earn a bonus payable in shares of our common stock based on either the financial performance of the particular business segment to which that participant was assigned (Communications, Classmates Media (now known as Content & Media) or FTD segment) or the performance of the three combined segments. Financial performance was measured in terms of the revenue and the adjusted operating income (as defined in the 2010 Bonus Plan) of the applicable segment or the three combined segments for the 2010 fiscal year. The bonus potential for each attained level of performance was tied to a specified number of shares of our common stock. The number of shares for each potential level of attainment was determined by dividing the applicable percentage of the participant's annual rate of base salary by the $6.21 closing price per share of our common stock on the date the Compensation Committee adopted the 2010 Bonus Plan. The percentages used for purposes of calculating the potential number of bonus shares ranged from 150% of annual base salary at threshold level performance to 300% of annual base salary at maximum level performance goal attainment for our Chief Executive Officer and ranged from 60% of annual base salary at threshold level performance to 140% of annual base salary at maximum level performance goal attainment for the other executive officers participating in the plan.

        For additional information regarding the 2010 Bonus Plan, including the annual incentive bonus award actually earned by each participating named executive officer for the 2010 fiscal year, the specific performance goals and the corresponding bonus potential at each level of goal attainment, see the "Compensation Discussion and Analysis" section, which appears earlier in this proxy statement.

        Restricted Stock Units.    Each restricted stock unit entitles the named executive officer to one share of our common stock at the time of vesting. When the shares vest and become issuable, we withhold a portion of the otherwise issuable shares to cover applicable withholding taxes. The restricted stock units awarded to our named executive officers in 2010 will vest over a three-year period of service. The restricted stock units awarded to our named executive officers are subject to accelerated vesting under certain circumstances as described in their employment agreements, such as involuntary termination of employment or resignation for good reason. In general, each restricted stock unit award also contains dividend equivalent rights in order to provide the same total stockholder return to the named executive officers on the shares of common stock underlying their restricted stock units.

        In February 2011, stock options were granted to the named executive officers. The stock options will vest and become exercisable in three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three-year period measured from February 15, 2011. For additional information regarding such stock option grants, please see the "Compensation Discussion and Analysis" section, which appears earlier in this proxy statement.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2010.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested(10)
Mark R. Goldston	825,000	$5.767	05/06/2012
						750,000	(1)	$4,950,000
				400,000	(2)			$2,640,000
						200,000	(2)	$1,320,000
						216,667	(3)	$1,430,002
						60,417	(4)	$398,752
						500,000	(5)	$3,300,000
Robert S. Apatoff						242,500	(6)	$1,600,500
						90,000	(5)	$594,000
Frederic A. Randall, Jr.						70,000	(7)	$462,000
						16,667	(8)	$110,002
						12,709	(4)	$83,879
						50,000	(5)	$330,000
Scott H. Ray						110,000	(9)	$726,000
						70,000	(5)	$462,000
Robert J. Taragan	16,250	$5.767	05/06/2012
						16,667	(8)	$110,002
						8,125	(4)	$53,625
						70,000	(5)	$462,000

(1)
On April 3, 2007, Mr. Goldston was awarded a total of 750,000 restricted stock units. Each unit provided him with the right to receive one share of our common stock upon the vesting of that unit. The shares of our common stock subject to the number of restricted stock units indicated in the table above vested in full on February 15, 2011.

(2)
On March 14, 2008, Mr. Goldston was awarded a total of 600,000 restricted stock units. Each unit provided him with the right to receive one share of our common stock upon the vesting of that unit. 400,000 of those units were subject to a market-condition vesting requirement pursuant to which they would have vested in whole or in part depending on the highest 30-day volume-weighted average closing price of our common stock for any consecutive 30-days between December 1, 2010 and February 28, 2011. In addition, if the closing price per share of our common stock had remained at a certain threshold for the six-month period beginning July 1, 2009, then those 400,000 units would have vested on the last day of that six-month period. The remaining 200,000 units were subject to a service-vesting condition that required Mr. Goldston to continue in our employ through February 28, 2011 and would have vested on an accelerated basis had either of the foregoing market conditions been met during such period of employment. However, the market-condition vesting requirements were not met by the February 28, 2011 deadline, and the award was canceled at that time with respect to the 400,000 unvested units. The remaining 200,000 units vested on February 28, 2011 upon Mr. Goldston's continuation in service with us through such date.

(3)
The shares of our common stock subject to the number of restricted stock units indicated in the table above will vest upon Mr. Goldston's continuation in service with us through August 15, 2011.

(4)
Reflects restricted stock unit awards granted on March 6, 2009 to Messrs. Goldston and Randall and on March 31, 2009 to Mr. Taragan, covering a total of the following number of shares of our common stock: Mr. Goldston, 483,333 shares; Mr. Randall, 101,666 shares; and Mr. Taragan, 65,000 shares. Each unit provided the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The shares of our common stock subject to the number of restricted stock units indicated in the table above vested in full on February 15, 2011.

(5)
Represents a restricted stock unit award granted on February 15, 2010. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in a series of three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three-year period measured from February 15, 2010.

(6)
The shares of our common stock subject to the number of restricted stock units indicated in the table above will vest in two successive equal annual installments upon Mr. Apatoff's completion of each year of service with us over the two-year period measured from November 15, 2010.

(7)
On August 15, 2007, Mr. Randall was awarded a total of 210,000 restricted stock units. Each unit provided him with the right to receive one share of our common stock upon the vesting of that unit. The shares of our common stock subject to the number of restricted stock units indicated in the table above vested in full on February 15, 2011.

(8)
Reflects a restricted stock unit award granted on February 15, 2008 covering the following number of shares of our common stock: Mr. Randall, 50,000 shares and Mr. Taragan, 50,000 shares. Each unit provided the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The shares of our common stock subject to the number of restricted stock units indicated in the table above vested in full on February 15, 2011.

(9)
The shares of our common stock subject to the number of restricted stock units indicated in the table above will vest upon Mr. Ray's continuation in service with us through November 15, 2011.

(10)
The valuations are based on the $6.60 closing price of our common stock on December 31, 2010.

 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth, for each of the named executive officers, certain summary information concerning the exercise of stock options and the vesting of restricted stock or restricted stock unit awards that occurred during the year ended December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Mark R. Goldston	394,457	$1,433,213	1,221,262	$7,375,293
Robert S. Apatoff	—	—	190,844	$1,243,879
Frederic A. Randall, Jr.	—	—	272,084	$1,706,348
Scott H. Ray	—	—	214,631	$1,367,186
Robert J. Taragan	—	—	310,729	$1,850,265

(1)
Value realized is determined by multiplying the amount by which the market price per share of our common stock on the date of exercise exceeded the exercise price per share by the number of shares of our common stock for which the options were exercised.

(2)
Value realized is determined by multiplying the amount by which the market price per share of our common stock on the applicable vesting date exceeded the price payable per share, if any, by the number of shares of our common stock as to which each award vested on such date.

 EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
UPON TERMINATION OR CHANGE IN CONTROL

        Employment Agreements.    We have an employment agreement in place with each of our named executive officers. Each employment agreement establishes the annual rate of base salary that must, at a minimum, be paid to the named executive officer and also sets his target bonus amount at a specified percentage of base salary. As discussed in more detail in the "Compensation Discussion and Analysis" section, which appears earlier in this proxy statement, we entered into a new employment agreement with Mr. Goldston in December 2010 and with Messrs. Apatoff, Randall, Ray, and Taragan in February 2011.

        The following table includes the current annual rate of base salary and target bonus amounts (as a percentage of base salary) for each named executive officer under his new employment agreement, as well as the expiration date of each such agreement, subject to extension by the Compensation Committee of our Board of Directors.

Named Executive Officer	Current Annual Base Salary	Target Bonus (% of annual base salary)		Employment Agreement Expiration Date
Mark R. Goldston(1)	$997,750	100	%(3)	December 21, 2015(2)
Robert S. Apatoff	$630,000	up to 100	%(3)	February 15, 2014
Frederic A. Randall, Jr.	$461,801	up to 100	%(3)	February 15, 2014
Scott H. Ray	$525,000	up to 100	%(3)	February 15, 2014
Robert J. Taragan	$420,000	up to 100	%(3)	February 15, 2014

(1)
In connection with the execution of his new employment agreement in December 2010, Mr. Goldston's employment agreement with our subsidiary, Classmates Media Corporation, was terminated.

(2)
On December 21, 2011, and on each succeeding December 21, the term of Mr. Goldston's employment agreement will automatically be extended for an additional one-year period, unless on, or prior to September 21 of the relevant year, either Mr. Goldston or we deliver notice that such automatic extension is not to occur.

(3)
For the 2010 fiscal year, the target bonus was set at 200% of annual base salary for Mr. Goldston and 100% for Messrs. Apatoff, Randall, Ray, and Taragan.

        The following sets forth a description of certain severance benefits each named executive officer would have received under the employment agreement which we had in place with him on December 31, 2010, in the event his employment terminated under certain circumstances during the 2010 fiscal year. In addition, to the extent our new employment agreement with such named executive officer provides for different severance benefits under similar circumstances, such differences are described as well.

        Our current employment agreement with Mr. Goldston, which was also in effect on December 31, 2010, provides that if his employment is terminated without cause (including his resignation following our breach of the terms of his employment agreement), or his employment is involuntarily terminated (including a resignation for good reason) following a change in control, he will be entitled to a lump sum payment equal to three times the sum of his annual base salary and a specified bonus amount (which will vary depending upon the circumstances of his termination). In addition, he will receive a prorated amount of that specified bonus for the year of his termination, and all of his outstanding equity awards will vest. In the event of a termination without cause, his specified bonus amount will be equal to his then-current annual rate of base salary, and in the event of an involuntary termination following a change in control, his specified bonus amount will be equal to the greater of his then-current annual rate of base salary or the annual bonus paid to him for the preceding fiscal year. In addition, in the event of an involuntary termination following a change in control, each of his outstanding options will remain exercisable for up to one year following his termination date. As consideration for such severance benefits, Mr. Goldston has agreed to an 18-month employee non-solicitation covenant and to provide us with a standard release of claims. In the event

Mr. Goldston's employment is terminated by reason of death or permanent disability, all of his outstanding equity awards will vest in full. Unlike his prior employment agreement, Mr. Goldston's current employment agreement no longer provides for single-trigger benefits upon a change in control or a tax gross-up to the extent any of his severance benefits would constitute a "parachute payment" under Section 280G of the Code resulting in the imposition of excise taxes, although such benefits continue to apply to his equity awards outstanding prior to the execution of the current employment agreement under the terms of such awards.

        Our employment agreement with Mr. Apatoff that was in effect on December 31, 2010 provided that if his employment is terminated without cause, or he resigns for good reason, in connection with, or within 24 months following, a change in control, then his November 15, 2008 restricted stock unit award will vest in full. If his employment is terminated without cause, or he resigns for good reason, other than in connection with, or within 24 months following, a change in control, then he will receive an additional 12 months of vesting credit under that restricted stock unit award, applied as if that award vested in equal monthly increments over the vesting period. If Mr. Apatoff's employment is terminated without cause, or he resigns for good reason, whether or not in connection with a change in control, then he will be entitled to a severance payment, payable in 24 equal monthly installments, in an aggregate amount equal to the sum of (i) two times his then-current annual rate of base salary, (ii) a specified bonus amount, and (iii) a prorated amount of that specified bonus for the year of termination. The specified bonus amount is equal to the lesser of 100% of his then-current annual rate of base salary or the annual bonus paid to him for the preceding fiscal year. As consideration for such severance benefits, Mr. Apatoff agreed to a 24-month non-competition agreement and to provide us with a standard release of claims. If Mr. Apatoff's employment is terminated due to his death or disability, then he will receive an additional 12 months of vesting credit under his November 15, 2008 restricted stock unit award, applied as if that award vested in equal monthly increments over the vesting period.

        Our new employment agreement with Mr. Apatoff is substantially the same as his prior employment agreement described above, except that his severance payment will now equal three times his annual rate of base salary and will be paid in equal installments over a 12-month period, or in a lump sum in the case of an involuntary termination following a change in control. He will also be entitled to any earned but unpaid bonus for the fiscal year preceding his termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination during the same year as the change in control event, based on his target bonus for such year. If his employment is terminated without cause or by reason of death or permanent disability, he will now receive an additional 12 months of vesting credit under each of his outstanding equity awards, applied as if those awards vested in equal monthly increments over the applicable vesting period, and if his employment is involuntarily terminated following a change in control, all of his outstanding equity awards will vest in full. As additional consideration for such severance benefits, Mr. Apatoff has also agreed to a 12-month non-competition agreement.

        Our employment agreement with Mr. Randall that was in effect on December 31, 2010, provided that if his employment is terminated without cause (including his resignation following our breach of the terms of his employment agreement), or if his employment is involuntarily terminated (including a constructive termination) following a change in control, he will be entitled to a lump sum payment equal to three times the sum of his annual base salary and a specified bonus amount. In addition, he will receive a prorated amount of that specified bonus for the year of his termination. In the event of a termination without cause, the specified bonus amount will be equal to 75% of his then-current annual rate of base salary, and in the event of an involuntary termination following a change in control, his specified bonus amount will be equal to the greater of 75% of his then-current annual rate of base salary or the annual bonus paid to him for the preceding fiscal year. If his employment is terminated without cause, he will receive an additional 12 months of vesting credit under each of his outstanding equity awards, applied as if those awards vested in equal monthly increments over the applicable vesting period. However, if his employment is involuntarily terminated following a change in control, all of his outstanding equity awards will vest in full, and each of his outstanding options will remain exercisable for up to one year following his termination date. As consideration for such severance benefits, Mr. Randall has agreed to an 18-month non-competition agreement and to provide us with a standard release of claims. Under his employment agreement, Mr. Randall would, within a specified period of time following a change-in-control event, automatically become entitled to the same benefits he would have received in the event of an involuntary termination in connection with such change-in-control event, whether or not his employment actually terminates. In addition, to the extent any of the severance benefits payable to Mr. Randall would constitute a "parachute payment" under Section 280G of the Code resulting in the imposition of excise taxes, he would be entitled to a full tax gross-up to cover those excise taxes and all additional taxes he incurs by reason of such payment. Finally, in the event his employment is terminated by reason of death or permanent disability, all of his outstanding equity awards will vest in full. Mr. Randall's current employment agreement no longer provides for single-trigger benefits upon a change in control or a tax gross-up, although such benefits continue to apply to his equity awards outstanding prior to the execution of the current agreement under the terms of such awards.

        Our new employment agreement with Mr. Randall is substantially the same as his prior employment agreement described above, except that his severance payment will now equal two times his annual rate of base salary and will be paid in equal installments over a 12-month period, or in a lump sum in the case of an involuntary termination following a change in control. He will also be entitled to any earned but unpaid bonus for the fiscal year preceding his termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination during the same year as the change in control event, based on his target bonus for such year. If his employment is terminated without cause or by reason of death or permanent disability, he will now receive an additional 12 months of vesting credit under each of his outstanding equity awards, applied as if those awards vested in equal monthly increments over the applicable vesting period, and if his employment is involuntarily terminated following a change in control, all of his outstanding equity awards will vest in full. As noted above, his employment agreement no longer provides for single-trigger change in control benefits or a tax gross-up, although such benefits continue to apply to his equity awards outstanding prior to the execution of the new employment agreement under the terms of such awards. As additional consideration for his severance benefits, Mr. Randall has also agreed to a 12-month employee non-solicitation agreement.

        Our employment agreement with Mr. Ray that was in effect on December 31, 2010 provided that if his employment is terminated without cause, or he resigns for good reason, in connection with, or within 24 months following, a change in control, then his November 15, 2007 restricted stock unit award will fully vest. If his employment is terminated without cause, or he resigns for good reason, other than in connection with, or within 24 months following, a change in control, then he will receive an additional 12 months of vesting credit under that restricted stock unit award, applied as if that award vested in equal monthly increments over the vesting period. If Mr. Ray's employment is terminated without cause, or he resigns for good reason, whether or not in connection with a change in control, then he will be entitled to a severance payment, payable in 24 equal monthly installments, in an aggregate amount equal to the sum of (i) two times his then-current annual rate of base salary, (ii) a specified bonus amount, and (iii) a prorated amount of that specified bonus for the year of termination. The specified bonus amount will be equal to the lesser of 100% of his then-current annual rate of base salary or the annual bonus paid to him for the preceding fiscal year. As consideration for such severance benefits, Mr. Ray agreed to a 12-month non-competition agreement and to provide us with a standard release of claims. If Mr. Ray's employment is terminated due to his death or disability, then he will receive an additional 12 months of vesting credit under his November 15, 2007 restricted stock unit award, applied as if such award vested in equal monthly increments over the vesting period.

        Our new employment agreement with Mr. Ray is substantially the same as his prior employment agreement described above, except that his severance payment will now equal three times his annual rate of base salary and will be paid in equal installments over a 12-month period, or in a lump sum in the case of an involuntary termination following a change in control. He will also be entitled to any earned but unpaid bonus for the fiscal year preceding his termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination during the same year as the change in control event, based on his target bonus for such year. If his employment is terminated without cause or by reason of death or permanent disability, he will now receive an additional 12 months of vesting credit under each of his outstanding equity awards, applied as if those awards vested in equal monthly increments over the applicable vesting period, and if his employment is involuntarily terminated following a change in control, all of his outstanding equity awards will vest in full. As additional consideration for his severance benefits, Mr. Ray has also agreed to a 12-month employee non-solicitation agreement.

        Our prior employment agreement with Mr. Taragan expired in August 2010. Such employment provided that if his employment was terminated without cause, or if he resigned for good reason, he would be entitled to a cash severance payment, payable in 12 equal monthly installments, in an aggregate amount equal to the sum of (i) his annual base salary, (ii) a specified bonus amount and (iii) a prorated amount of that specified bonus for the year of termination. The specified bonus amount was equal to the lesser of 100% of his then-current annual rate of base salary or the annual bonus paid to him for the preceding fiscal year. In addition, if his termination occurred after the end of a fiscal year but prior to the date on which he would have otherwise become entitled to his annual bonus for that fiscal year, we would pay him the same annual bonus he would have received had he remained employed through the bonus payment date. He would also receive an additional 12 months of vesting credit under each of his outstanding equity awards, applied as if those awards vested in equal monthly increments over the applicable vesting period. In addition, he would receive the same vesting credit under his existing equity awards in the event his employment was terminated by reason of death or permanent disability. If his employment was terminated without cause, or he resigned for good reason, following a change in control, he would be entitled to the cash severance payment described above, plus additional vesting credit under each of his outstanding equity awards equal to the greater of (i) an additional 12 months or (ii) the additional number of shares in which he would have been vested at the time of such termination if he had completed an additional period of service equal in duration to the actual period of service completed by him between the grant date for each applicable award and the date of his termination, with such credit applied as if those awards vested in equal monthly increments over the applicable vesting period. As consideration for such severance benefits, he agreed to a 12-month non-competition agreement and to provide us with a standard release of claims.

        Our new employment agreement with Mr. Taragan is substantially the same as his prior employment agreement described above, except that his severance payment will now equal two times his annual rate of base salary and will be paid in equal installments over a 12-month period, or in a lump sum in the case of an involuntary termination following a change in control. He will also be entitled to any earned but unpaid bonus for the fiscal year preceding his termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination during the same year as the change in control event, based on his target bonus for such year. If his employment is terminated without cause or by reason of death or permanent disability, he will now receive an additional 12 months of vesting credit under each of his outstanding equity awards, applied as if those awards vested in equal monthly increments over the applicable vesting period, and if his employment is involuntarily terminated following a change in control, all of his outstanding equity awards will vest in full. As additional consideration for his severance benefits, Mr. Taragan has also agreed to a 12-month employee non-solicitation agreement.

        Equity Compensation Plans.    All outstanding options and restricted stock units under our stock plans will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with an incentive compensation program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards.

        Quantification of Benefits.    The following tables provide estimated payments and benefits which would have been provided to the named executive officer, assuming certain hypothetical events had occurred with respect to the named executive officer on December 31, 2010. Each amount is calculated solely on the basis of the employment agreement that was in effect for the named executive officer on December 31, 2010. In the case of Mr. Taragan, the tables assume his prior employment agreement did not expire in August 2010 and remained in effect through December 31, 2010. For amounts connected with a change-in-control event, it is assumed that the change in control occurred on December 31, 2010 and that the price per share of our common stock paid to our stockholders in the change-in-control transaction was $6.60, the closing selling price per share of our common stock on December 31, 2010. For additional information regarding the terms and conditions relating to such payments and benefits, see our employment agreements with the named executive officers and our equity compensation plan documents, copies of which were previously filed with the SEC.

        Termination of Employment Events.    The following table provides the estimated dollar amounts of the various payments and benefits which would have been provided to the named executive officer assuming the following hypothetical termination events had occurred with respect to that named executive officer on December 31, 2010:

  A.
  termination without cause or resignation for good reason (in the absence of a change in control);

  B.
  involuntary termination or resignation for good reason following a change in control; and

  C.
  termination as a result of death or permanent disability.

		Aggregate Cash Severance or Change in Control Payment (2)	Value of Accelerated Vesting(1)
			Restricted Stock, RSUs and other Stock Awards	Stock Options		Parachute Tax Gross-Up Payment	AD&D Insurance Proceeds (3)	Total
A.	Termination without cause or resignation for good reason (in the absence of a change in control)
	Mark R. Goldston	$6,669,250	14,038,754	—		—	—	$20,708,004
	Robert S. Apatoff	$1,943,264	866,936	—		—	—	$2,810,200
	Frederic A. Randall, Jr.	$2,638,860	857,544	—		—	—	$3,496,404
	Scott H. Ray	$1,743,660	726,000	—		—	—	$2,469,660
	Robert J. Taragan	$1,200,000	445,955	—		—	—	$1,645,955
B.	Involuntary termination or resignation for good reason following a change in control
	Mark R. Goldston	$9,471,178	14,038,754	247,159	(4)	—	—	$23,757,091
	Robert S. Apatoff	$1,943,264	1,600,500	—		—	—	$3,543,764
	Frederic A. Randall, Jr.	$2,638,860	985,882	—		—	—	$3,624,742
	Scott H. Ray	$1,743,660	726,000	—		—	—	$2,469,660
	Robert J. Taragan	$1,200,000	445,955	—		—	—	$1,645,955
C.	Death or disability
	Mark R. Goldston	$—	14,038,754	—		—	100,000	$14,138,754
	Robert S. Apatoff	$—	866,936	—		—	100,000	$966,936
	Frederic A. Randall, Jr.	$—	985,882	—		—	100,000	$1,085,882
	Scott H. Ray	$—	726,000	—		—	100,000	$826,000
	Robert J. Taragan	$—	445,955	—		—	100,000	$545,955

  (1)
  The valuation is based on the $6.60 closing price of our common stock on December 31, 2010.

  (2)
  Includes severance and the specified bonus amounts.

  (3)
  As part of the Exec-U-Care plan, each named executive officer receives accidental death and dismemberment insurance coverage in the amount of $100,000 in the event of a qualifying accidental death and up to $100,000 in the event of a qualifying dismemberment. For the purposes of this table, we have assumed that the circumstances surrounding the hypothetical termination as a result of death or permanent disability would have entitled the named executive officer to the full amount of such insurance proceeds.

  (4)
  If Mr. Goldston's employment is involuntarily terminated (as such term is defined in his employment agreement) following a change in control, all of his stock options will remain outstanding for a one-year period following the date of termination. All of the stock options held by Mr. Goldston as of December 31, 2010 were vested. Accordingly, with respect to those options, the column includes only the Black-Scholes value of the extended post-termination exercise period that would be in effect for those options upon such a termination of employment.

        Change in Control Where Outstanding Awards Are Not Assumed.    The following table provides the estimated dollar amount of the benefit which would have been provided to each named executive officer assuming a change in control had occurred on December 31, 2010 in which his outstanding equity awards were not continued or assumed by the successor entity or replaced with a comparable incentive compensation program, thereby triggering the accelerated vesting of those awards.

	Value of Accelerated Vesting(1)
	Restricted Stock, RSUs and other Stock Awards	Stock Options	Parachute Tax Gross-Up Payment	Total
Mark R. Goldston(2)	$14,038,754	—	—	$14,038,754
Robert S. Apatoff	$2,194,500	—	—	$2,194,500
Frederic A. Randall, Jr.(2)	$985,882	—	—	$985,882
Scott H. Ray	$1,188,000	—	—	$1,188,000
Robert J. Taragan	$625,627	—	—	$625,627

(1)
The valuation is based on the $6.60 closing price of our common stock on December 31, 2010.

(2)
Under the terms of the equity awards granted to Messrs. Goldston and Randall prior to the execution of their respective current employment agreements, those awards will vest in full on an accelerated basis within a designated time period after a change-in-control event whether or not those awards are continued or assumed by the successor entity or replaced with a comparable incentive compensation program. In addition, under the terms of those awards, Messrs. Goldston and Randall will receive a tax "gross-up" payment to the extent they incur any parachute tax liability with respect to such vesting acceleration.

        Special Employment Agreement Benefits in the Event of a Change in Control.    The following table provides the estimated dollar amounts of the various payments and benefits which would have been provided to Mr. Randall in connection with a change-in-control event on December 31, 2010, whether or not his employment with us actually terminated at that time.

		Value of Accelerated Vesting(1)
	Aggregate Cash Severance or Change in Control Payment (2)
		Restricted Stock, RSUs and other Stock Awards	Stock Options	Parachute Tax Gross-Up Payment	Total
Frederic A. Randall, Jr.(3)	$2,638,860	985,882	—	—	$3,624,742

(1)
The valuation is based on the $6.60 closing price of our common stock on December 31, 2010.

(2)
Includes severance and the specified bonus amounts.

(3)
The employment agreement with Mr. Randall in effect on December 31, 2010 provided that his employment agreement would terminate within a specified period of time following a change-in-control event, and at that time, he would become entitled to the same benefits he would have received in the event of an involuntary termination in connection with such change-in-control event, whether or not his employment with us actually terminated. Mr. Randall's current employment agreement does not include a comparable provision, although such benefit continues to apply to his equity awards outstanding prior to the execution of the new employment agreement under the terms of such awards.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2010 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(4)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(5)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(6)
Equity Compensation Plans Approved by Stockholders(1)(2)	5,212,427	(7)	$8.04	23,864,548	(8)(9)
Equity Compensation Plans Not Approved by Stockholders(3)	2,037,835		$10.95	—	(9)

Total	7,250,262		$8.82	23,864,548

(1)
Consists of the 2010 Incentive Compensation Plan (the "2010 Plan"), the 2001 Stock Incentive Plan (the "2001 Plan"), the 2010 Employee Stock Purchase Plan (the "2010 ESPP"), and the 2001 Employee Stock Purchase Plan (the "2001 ESPP"). In connection with the merger of NetZero, Inc, and Juno Online Services, Inc. that occurred in September 2001 (the "Merger"), we consolidated the Juno Online Services, Inc. 1999 Stock Incentive Plan and the NetZero, Inc. 1999 Stock Incentive Plan to form the 2001 Plan. Both the NetZero and Juno plans were approved by their respective stockholders prior to the Merger. In connection with the Merger, options to purchase 11,748,790 shares of NetZero common stock were assumed and converted into options to purchase 3,524,637 shares of our common stock and then transferred to the 2001 Plan; and options to purchase 8,031,560 shares of Juno common stock were assumed and converted into options to purchase 4,300,900 shares of our common stock and then transferred to the 2001 Plan.

(2)
In connection with the Merger, we consolidated the Juno Online Services, Inc. 1999 Employee Stock Purchase Plan and the NetZero, Inc. 1999 Employee Stock Purchase Plan to form the 2001 ESPP. Both the Juno ESPP and NetZero ESPP were approved by their respective stockholders prior to the Merger.

(3)
Consists of the 2001 Supplemental Stock Incentive Plan (the "2001 Supplemental Plan"), the Classmates Online, Inc. Amended and Restated 1999 Stock Plan (the "Classmates 1999 Plan"), the Classmates Online, Inc. 2004 Stock Plan (the "Classmates 2004 Plan") and the FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008 (the "2005 FTD Plan"). In connection with the Merger, we consolidated the following non-stockholder approved plans to form the 2001 Supplemental Plan: (i) the NetZero, Inc. 2001 Non-Executive Stock Incentive Plan; (ii) the Juno Online Services, Inc. 2001 Supplemental Stock Incentive Plan, (iii) the AimTV, Inc. 1999 Employee Stock Option Plan and (iv) the 1999 RocketCash Corporation Stock Option Plan. The RocketCash and AimTV plans were assumed by NetZero prior to the Merger in connection with the acquisition of all of the outstanding capital stock of each company, and the outstanding options under those plans were converted into options to purchase shares of NetZero common stock. In connection with the Merger, outstanding options to purchase 2,028,475 shares of NetZero common stock were assumed and converted into options to purchase 608,542 shares of our common stock and then transferred to the 2001 Supplemental Plan; and outstanding options to purchase 774,125 shares of Juno common stock were assumed and converted into options to purchase 414,543 shares of our common stock and then transferred to the 2001 Supplemental Plan. In connection with the acquisition of Classmates Online, Inc. ("Classmates"), we assumed outstanding options to purchase 785,584 shares of Classmates common stock under the Classmates 1999 Plan and converted them into options to purchase 364,412 shares of our common stock; and we assumed outstanding options to purchase 378,479 shares of Classmates common stock under the Classmates 2004 Plan and converted them into options to purchase 175,573 shares of our common stock. We also assumed the remaining unallocated share reserve under the Classmates 2004 Plan and converted that reserve into an additional 763,126 shares of our common stock available for future grant. All of the foregoing adjustments to the outstanding Classmates options and the remaining Classmates 2004 Plan reserve were made in accordance with the applicable exchange ratio in effect for the Classmates acquisition. The Classmates 1999 Plan previously provided that the shares underlying any options which were forfeited upon termination of employment would become available for subsequent award under the Classmates 2004 Plan. In connection with the acquisition of FTD Group, Inc., we assumed the unallocated share reserve under the 2005 FTD Plan and converted that reserve into an additional 1,462,338 shares of our common stock available for future grant.

(4)
This column reflects the aggregate number of shares of our common stock to be issued upon the exercise of options and the vesting of restricted stock units outstanding as of December 31, 2010.

(5)
The calculation in this column does not take into account 5,536,719 shares of our common stock underlying outstanding restricted stock units. Such shares will be issued at the time the restricted stock units vest, without any cash consideration payable for those shares.

(6)
The 2001 Plan, the 2001 ESPP and the 2001 Supplemental Plan each contained a provision whereby the share reserve under the plan would automatically increase on the first business day of January each year that the plan remained in existence. The increase for each plan was limited to the lesser of a specified number of shares or a percentage of our outstanding common stock as of the last business day of the calendar year immediately preceding the increase. These automatic share increase provisions are no longer in effect as of the 2010 calendar year. For prior calendar years, the 2001 Plan increased each year by the lesser of 4.0% of the outstanding common stock and 1,950,000 shares; the 2001 Supplemental Plan increased each year by the lesser of 0.5% of the outstanding common stock and 214,200 shares; and the 2001 ESPP increased each year by the lesser of 1.5% of the outstanding common stock and 975,000 shares.

(7)
Excludes purchase rights outstanding under the 2010 ESPP and the 2001 ESPP. Under the 2010 ESPP and the 2001 ESPP, each eligible employee may purchase up to 3,750 shares of our common stock at semi-annual intervals on the last business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee's entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the purchase date. The 2001 ESPP will terminate with the final purchase date on April 30, 2011, and no additional shares of our common stock will be issued under the plan after the purchases on that date are effected.

(8)
As of December 31, 2010, 17,896,807 shares of our common stock remained available for issuance under the 2010 Plan, 4,486,491 shares of our common stock remained available for issuance under the 2010 ESPP, and 1,481,250 shares of our common stock remained available for issuance under the ESPP. The shares available for issuance under the 2010 Plan may be issued upon the exercise of stock options or stock appreciation rights granted under such plan, or those shares may be issued through direct stock issuances or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods. Shares may also be issued as a bonus for services rendered to the company, without any cash payment required from the recipient.

(9)
To the extent awards outstanding under the 2001 Plan, the 2001 Supplemental Plan, the Classmates 2004 Plan, and the 2005 FTD Plan, on or after December 31, 2009, are subsequently canceled, forfeited or expire without the issuance of the underlying shares of our common stock, then those shares will be automatically transferred to the 2010 Plan and increase the number of shares of our common stock available for issuance thereunder. No further awards may be made under the 2001 Plan, the 2001 Supplemental Plan, the Classmates 2004 Plan, and the 2005 FTD Plan after May 26, 2010.

RELATED-PARTY TRANSACTIONS

        Pursuant to our Code of Ethics, without full disclosure and prior written approval, our executive officers and directors are not permitted to make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest. Our executive officers and directors are required to make such disclosure to, and receive the prior written approval of, our General Counsel and the Chair of the Audit Committee, or such other individual or committee of the Board of Directors as may be designated by the Board of Directors with respect to any related-party transactions. A current copy of the Code of Ethics is available on our corporate website (www.unitedonline.com) under "Investor Relations." In addition, each year, our directors and executive officers are required to complete Director and Officer Questionnaires that, among other things, identify any potential related-party transactions. Our Board of Directors determines, on an annual basis, which members of our Board meet the definition of an independent director as defined in Rule 4200 of the NASDAQ Marketplace Rules.

        Pursuant to our Audit Committee's written charter, our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving any potential related-party transactions which could be required to be disclosed under Item 404 of Regulation S-K, unless such transactions have been approved by a comparable committee of the Board of Directors or the Board of Directors as a whole. A copy of the Audit Committee's written charter is available on our corporate website (www.unitedonline.com) under "Investor Relations." Under Item 404 of Regulation S-K, a related-party transaction is defined as any transaction or proposed transaction in which the company was or is to be a participant and the amount involved exceeds

$120,000 in a fiscal year, and in which any of the following had or will have a direct or indirect material interest: the company's directors, director nominees, executive officers, greater than five percent beneficial owners, or any immediate family member of any of the foregoing. In the course of the Audit Committee's review to approve or disapprove related-party transactions, the Audit Committee may consider, among other things, any of the following: the nature of the related person's interest in the transaction; the material terms of the transactions, including, within limitation, the amount and type of transaction; the importance of the transaction to each party; the reasons for the company entering into the transaction with the related person; whether the transactions would impair the judgment of a director or executive officer to act in the best interest of the company; and any other matters the Audit Committee deems appropriate.

        In December 2010, MyPoints.com, Inc. ("MyPoints"), one of our subsidiaries, entered into a sublease agreement with BlackRock, Inc. and BlackRock Realty Advisors, Inc., whereby MyPoints will rent approximately 18,000 square feet of office space in San Francisco, California. In connection with the sublease agreement, we entered into a parent guaranty of all obligations under the sublease. Based on the Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2011, BlackRock, Inc. is a beneficial owner of greater than five percent of our common stock. The rental amount under the sublease agreement is approximately $428,000 per year, or approximately $36,000 per month, over the approximately three and a half year term, and is subject to certain escalations and other amounts payable as specified in the sublease agreement. The Audit Committee approved this related-party transaction in accordance with the procedure described above.

 AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the company's audited consolidated financial statements for the year ended December 31, 2010, included in the company's Form 10-K for that period.

        Composition and Charter.    The Audit Committee of our Board of Directors currently consists of four independent directors, as that term is defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules: Mr. Phanstiel, who serves as Chair of the Audit Committee, Messrs. Armstrong and Coleman and Dr. Scott. The Audit Committee operates under a written charter adopted by our Board of Directors, which was amended in February 2011 and is available on our corporate website (www.unitedonline.com) under "Investor Relations." The Board of Directors and the Audit Committee review and assess the adequacy of the charter of the Audit Committee on an annual basis.

        Responsibilities.    The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to our stockholders and others; reviewing our systems of internal control over financial reporting, disclosure controls and procedures and the company's financial reporting process that management and the Board have established; and endeavoring to maintain free and open lines of communication among the Audit Committee, the company's independent registered public accounting firm and management. The Audit Committee is also responsible for the review of all critical accounting policies and practices to be used by the company; the review and approval or disapproval of all proposed transactions or courses of dealings that are required to be disclosed by Item 404 of Regulation S-K that are not otherwise approved by a comparable committee or the entire Board; and establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to secure independent expert advice to the extent the Audit Committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the Audit Committee in fulfilling its duties and responsibilities.

        It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company's consolidated financial statements. Management is responsible for preparing the company's consolidated financial statements, and has the primary responsibility for assuring their accuracy and completeness, and the independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing its opinion as to their presenting fairly in accordance with accounting principles generally accepted in the United States of America ("GAAP") the company's financial condition, results of operations and cash flows. However, the Audit Committee does consult with management and the company's independent registered public accounting firm prior to the presentation of consolidated financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the company's financial affairs. In addition, the Audit Committee is responsible for the oversight of the independent registered public accounting firm; considering and approving the appointment of and approving all engagements of, and fee arrangements with, the company's independent registered public accounting firm; and the evaluation of the independence of the company's independent registered public accounting firm.

        In the absence of their possession of information that would give them a reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them by, and on the representations made by, the company's management and the company's independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee's authority and oversight responsibilities do not independently assure that the audits of the company's consolidated financial statements are conducted in accordance with auditing standards generally accepted in the United States of America, or that our consolidated financial statements are presented in accordance with GAAP.

        Review with Management and Independent Registered Public Accounting Firm.    The Audit Committee has reviewed and discussed the company's audited consolidated financial statements (including the quality of the company's accounting principles) with the company's management and the company's independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee has consulted with management and PricewaterhouseCoopers LLP prior to the presentation of our consolidated financial statements to stockholders. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including, among other items, matters related to the conduct by the independent registered public accounting firm of the audit of the company's consolidated financial statements. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the company, including whether its provision of non-audit services has compromised such independence.

        Conclusion and Reappointment of Independent Registered Public Accounting Firm.    Based on the reviews and discussions referred to above in this report, the Audit Committee recommended to the company's Board of Directors that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC, and in February 2011 appointed PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

        Submitted by the Audit Committee of the Board of Directors:

Howard G. Phanstiel James T. Armstrong Kenneth L. Coleman Carol A. Scott

        Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, and reference to the independence of the audit committee members are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% beneficial owners are required to furnish us with copies of all of the forms that they file.

        Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2010, our officers, directors, greater-than-10% beneficial owners, and other persons subject to Section 16(a) of the Exchange Act filed on a timely basis all reports required of them under Section 16(a) so that there were no late filings of any Form 3 or Form 5 reports or late Form 4 filings with respect to transactions relating to our common stock.

Annual Report; Available Information

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011, is available over the Internet as set forth in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials, including our Annual Report on Form 10-K, via email until you elect otherwise. If you have previously elected to receive paper copies of our proxy materials, you will continue to receive these materials, including our Annual Report on Form 10-K, in paper format until you elect otherwise. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

        Stockholders may request a paper or email copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, free of charge, by following the instructions in the Notice. All reports and documents we file with the SEC are also available, free of charge, on our corporate website (www.unitedonline.com) under "Investor Relations."

BY ORDER OF THE BOARD OF DIRECTORS OF UNITED ONLINE, INC.
Charles B. Ammann Executive Vice President, General Counsel and Secretary

Woodland Hills, California
April 15, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000104644_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Mark R. Goldston 02 Howard G. Phanstiel 03 Carol A. Scott UNITED ONLINE, INC. 21301 BURBANK BLVD. WOODLAND HILLS, CA 91367 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 1, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. 3. To approve an advisory resolution regarding the compensation of the Company's named executive officers. The Board of Directors recommends you vote for 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4. To approve an advisory vote regarding the frequency at which advisory stockholder votes on the compensation of the Company's named executive officers should be conducted. NOTE: The Company may transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000104644_2 R1.0.0.11699 United Online, Inc. Proxy United Online Annual Meeting of Stockholders June 2, 2011 This Proxy is Solicited on Behalf of the Board of Directors of United Online, Inc. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . UNITED ONLINE, INC. Annual Meeting of Stockholders June 2, 2011 10:30 a.m. Pacific Time This Proxy is solicited on behalf of the Board of Directors of United Online, Inc. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 2, 2011 and the Proxy Statement, and appoints Charles B. Ammann and Scott H. Ray and each of them, the Proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $0.0001 per share, of United Online, Inc., a Delaware corporation, that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of United Online, Inc. to be held on Thursday, June 2, 2011 at 10:30 a.m. Pacific time at the Hilton Woodland Hills, 6360 Canoga Avenue, Woodland Hills, California 91367, or at any and all adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The Board of Directors recommends a vote FOR the election of each of the director nominees listed on the reverse side, a vote FOR proposals 2 and 3, and a vote for ONE YEAR for proposal 4. This Proxy, when properly executed, will be voted as specified by the undersiged on the reverse side. IF NO SPECIFICATION IS MADE AND THIS PROXY IS SIGNED AND RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, IN FAVOR OF PROPOSALS 2 AND 3 SET FORTH ON THE REVERSE SIDE, IN FAVOR OF ONE YEAR FOR PROPOSAL 4 SET FORTH ON THE REVERSE SIDE, AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. (Continued and to be marked, dated and signed on the other side)

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MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
Director Summary Compensation Table
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL THREE: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL FOUR: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
EQUITY COMPENSATION PLAN INFORMATION
RELATED-PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT